Exhibit 2.1

MEMBERSHIP INTEREST PURCHASE AGREEMENT

THIS MEMBERSHIP INTEREST PURCHASE AGREEMENT (this “Agreement”) is entered into as of July 1, 2022 (the “Closing Date”), by and among Sanara MedTech Inc., a Texas corporation (“Purchaser”), Scendia Biologics, LLC, a Delaware limited liability company (the “Company”), and Ryan Phillips (“Seller”). The Company, Seller and Purchaser are sometimes collectively referred to herein as the “Parties” and individually as a “Party.”

RECITALS

A. The Company provides clinicians and surgeons with a full line of the highest quality regenerative and orthobiologic technologies (the “Business”) for their patients through the Existing Customer Accounts.

B. The Company owns 50% of the issued and outstanding membership interests (the “JV Interests”) in Sanara Biologics, LLC (the “JV”), and Purchaser owns the remaining 50% of the issued and outstanding membership interests in the JV.

C. Seller holds 100% of the issued and outstanding membership interests in the Company (including all rights and benefits associated with such membership interests, the “Membership Interests”).

D. Upon the terms set forth in this Agreement (a) Seller is selling all of the Membership Interests to Purchaser, and (b) Purchaser is (i) acquiring all of the Membership Interests from Seller and (ii) indirectly acquiring all of the JV Interests from Seller such that Purchaser will, directly or indirectly, hold 100% of the issued and outstanding equity interests in the JV.

NOW, THEREFORE, in consideration of the premises, representations, warranties, covenants and agreements contained herein, and certain other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

Article I.

PURCHASE AND SALE OF THE MEMBERSHIP INTERESTS

1.01 Purchase and Sale of the Membership Interests. Upon the terms contained herein, Seller hereby sells, transfers and assigns to Purchaser, free and clear of any Liens, and Purchaser hereby purchases or otherwise accepts from Seller, the Membership Interests, together with all rights and advantages attaching thereto (the “Sale Transaction”); provided that for the avoidance of doubt, Purchaser is indirectly acquiring the JV Interests held by the Company at the time of the Closing such that Purchaser and the Company, collectively, will hold 100% of issued and outstanding equity interests in the JV immediately following the Closing.

1.02 Consideration. The aggregate consideration for the purchase of the Membership Interests and the covenants and agreements of Seller and the Company set forth in this Agreement, will be (a) $7,000,000 (the “Purchase Price”), which shall consist of (i) an amount in cash equal to $1,000,000 (the “Cash Consideration”), and (ii) the Stock Consideration, plus (b) the earnout payments, if any, in each case as adjusted pursuant to Section 1.03 and Section 6.05. The “Stock Consideration” shall equal 291,686 shares of Purchaser Common Stock with an approximate value of $6,000,000 based on the Purchaser Common Stock Price as of the Closing Date; provided that any fractional shares of Purchaser Common Stock resulting from calculating the Stock Consideration shall be accounted for by an increase in the Cash Consideration payable to Seller such that only an integral number of Purchaser Common Stock will be issued to any given Seller. The portion of the Stock Consideration to be issued at Closing shall be reduced by the Indemnity Holdback Shares (the Stock Consideration less the Indemnity Holdback Shares, the “Closing Stock Consideration”). The portion of the Cash Consideration payable at Closing shall be calculated as follows:

(a) $1,000,000, plus

(b) $360,517 (50% of the average Specified Inventory working capital contribution), plus

(c) the Estimated Closing Cash Amount, minus

(d) if the Target Working Capital exceeds the Estimated Closing Working Capital, then the amount by which the Target Working Capital exceeds the Estimated Closing Working Capital, plus

(e) if the Estimated Closing Working Capital exceeds the Target Working Capital, then the amount by which the Estimated Closing Working Capital exceeds the Target Working Capital, minus

(f) the Estimated Closing Debt Amount, which shall be paid directly to the holder of the Indebtedness by the Purchaser in accordance with Section 1.05(b), minus

(g) the aggregate amount of all Estimated Unpaid Transaction Expenses, minus

(h) the Working Capital Escrow Amount, which shall be paid directly by Purchaser to the Escrow Agent in accordance with Section 1.05(b) (the amount resulting from such calculation, the “Closing Cash Payment”).

1.03 Purchase Price Adjustment.

(a) Prior to the Closing Date, the Company has delivered to Purchaser a written statement (the “Estimated Closing Statement”) setting forth in reasonable detail and accompanied by reasonably detailed backup documentation, the Company’s good faith estimate of (i) the balance sheet of the Company as of the Effective Time, (ii) the Closing Cash Amount (the “Estimated Closing Cash Amount”), (iii) the Closing Working Capital (“Estimated Closing Working Capital”), (iv) the Closing Debt Amount (the “Estimated Closing Debt Amount”), and (v) the Unpaid Transaction Expenses (the “Estimated Unpaid Transaction Expenses”), which amounts are set forth on Schedule 1.03(a). The Company hereby certifies that the Estimated Closing Statement and the calculations and determinations related thereto (including reasonable supporting documentation related to such calculations and determinations) have been prepared by the Company in good faith from the Company’s books and records and calculated in accordance with the Accounting Principles (and with respect to the Closing Working Capital, the methodologies set forth in the sample calculation of Closing Working Capital attached hereto as Exhibit B). Notwithstanding any input Purchaser may have with respect to the amounts reflected in the Estimated Closing Statement, no position or agreement made or taken by any of the Parties with respect to the amounts reflected in the Estimated Closing Statement and/or such accompanying calculations shall preclude Purchaser from taking any other position or making any other argument with respect to the amounts reflected on the Adjustment Statement and/or accompanying calculations, as applicable.

(b) Within 120 days after the Closing Date, Purchaser shall cause to be prepared and delivered to Seller a written statement (the “Adjustment Statement”) setting forth in reasonable detail and accompanied by reasonably detailed backup documentation, Purchaser’s determination of (i) the Closing Cash Amount, (ii) the Closing Working Capital, (iii) the Closing Debt Amount, and (iv) the Unpaid Transaction Expenses (collectively, the “Proposed Amounts”). Each of the Adjustment Statement and the Proposed Amounts shall be calculated in good faith by Purchaser in accordance with the terms and conditions hereof (including, with respect to the Closing Working Capital, the methodologies set forth in the sample calculation of Closing Working Capital attached hereto as Exhibit B), and Purchaser shall make its and its Affiliates’ work papers, back-up materials and books and records used in preparing the Adjustment Statement and the Proposed Amounts available to Seller and its accountants at reasonable times and upon reasonable notice following the delivery of the Adjustment Statement and the Proposed Amounts. If Purchaser fails to deliver any of the Proposed Amounts, then the Estimated Closing Working Capital, Estimated Closing Debt Amount and Estimated Unpaid Transaction Expenses, as applicable, delivered by Seller shall be conclusive and binding upon the parties.

(c) The Adjustment Statement (and the computations of the Proposed Amounts indicated thereon) delivered by Purchaser to Seller shall be deemed to be conclusive and binding upon the parties unless Seller, within 30 days after delivery to Seller of the Adjustment Statement, notifies Purchaser in writing that Seller disputes in good faith the calculation of specific line items set forth therein, specifying the nature of each individual disputed line item calculation and the basis therefor in reasonable detail. Purchaser and Seller shall in good faith attempt to resolve any dispute and, if Purchaser and Seller so resolve all disputes, the Adjustment Statement (and the computations of Proposed Amounts indicated thereon), as amended to the extent necessary to reflect the resolution of the dispute, shall be deemed to be conclusive and binding on the Parties. If Purchaser and Seller do not reach agreement in resolving the dispute within 30 days after notice is given by Seller to Purchaser pursuant to this Section 1.03(c), either Seller or Purchaser may cause the Parties to submit the dispute to a nationally recognized independent accounting firm which is mutually agreeable to Purchaser and Seller (the “Independent Accountant”) for resolution; provided, that if Purchaser and Seller are unable to agree on the selection of the Independent Accountant, then the Independent Accountant will be chosen by the American Arbitration Association, with the expenses of the American Arbitration Association to be borne 50% by Purchaser and 50% by Seller, and such appointment shall be final, conclusive and binding on the Parties. Promptly, but no later than 30 days after acceptance of its appointment as Independent Accountant, the Independent Accountant shall determine (it being understood that in making such determination, the Independent Accountant shall be functioning as an expert and not as an arbitrator), based solely on written submissions by Purchaser and Seller and the terms of this Agreement, and not by independent review, only those issues in dispute and shall render a written report as to the resolution of the dispute and the resulting computation of the Closing Cash Amount, Closing Working Capital, the Closing Debt Amount and/or Unpaid Transaction Expenses, as applicable, which shall be final, conclusive and binding on the Parties (except in the case of manifest error, in which case, the determination shall be sent back to the Independent Accountant for correction of such manifest error, and such corrected determination shall be final, conclusive and binding). In resolving any disputed item, the Independent Accountant (x) shall be bound by the provisions of this Section 1.03 and (y) may not assign a value to any item greater than the greatest value for such items claimed by either Purchaser, on the one hand, or Seller, on the other hand, or less than the smallest value for such items claimed by either Purchaser, on the one hand, or Seller, on the other hand. The fees, costs and expenses of the Independent Accountant shall be allocated to and borne by Purchaser, on the one hand, and Seller, on the other hand, based on the inverse of the percentage that the Independent Accountant’s determination (before such allocation) bears to the total amount of the total items in dispute as originally submitted to the Independent Accountant. For example, should the items in dispute total in amount to $1,000 and the Independent Accountant awards $600 in favor of Seller’s position, 60% of the costs of its review would be borne by Purchaser and 40% of the costs would be borne by Seller. Subject to Section 6.02(a)(iii), the final, binding and conclusive calculation of the Closing Cash Amount, Closing Working Capital, the Closing Debt Amount and Unpaid Transaction Expenses, based either upon agreement or deemed agreement by Purchaser and Seller or the written report delivered by the Independent Accountant, in each case, in accordance with this Section 1.03(c), will be the “Final Closing Cash Amount,” “Final Closing Working Capital,” “Final Closing Debt Amount” or “Final Unpaid Transaction Expenses,” as the case may be (collectively, the “Final Amounts”), for all purposes of this Agreement.

(d) Within three (3) Business Days after the determination of the Final Amounts in accordance with Section 1.03(c), Seller and Purchaser shall jointly determine the amount by which the Closing Cash Payment would have been calculated pursuant to Section 1.02 if the Final Closing Cash Amount, Final Closing Working Capital, Final Closing Debt Amount and Final Unpaid Transaction Expenses were substituted for the Estimated Closing Cash Amount, Estimated Closing Working Capital, Estimated Closing Debt Amount and Estimated Unpaid Transaction Expenses, respectively, in the Estimated Closing Statement as of the Effective Time (such adjusted amount, the “Adjusted Cash Payment”):

(i) if the Adjusted Cash Payment is less than the Closing Cash Payment (any such deficit, the “Deficit Amount”), the amount in dollars equal to the absolute value of the Deficit Amount shall be satisfied (A) first, by Purchaser and Seller delivering a joint written authorization to the Escrow Agent within three Business Days after the determination of the Final Amounts in accordance with Section 1.03(c), instructing the Escrow Agent to release (1) an amount of cash equal to the lesser of the Deficit Amount and the Working Capital Escrow Amount from the Working Capital Escrow Account to Purchaser, by wire transfer of immediately available funds and (2) the remaining portion of the Working Capital Escrow Amount, if any, to Seller, by wire transfer of immediately available funds, and (B) second, to the extent the Deficit Amount exceeds the Working Capital Escrow Amount, directly by Seller by wire transfer of immediately available funds to an account designated by Purchaser;

(ii) if the Adjusted Cash Payment is greater than the Closing Cash Payment (any such surplus, the “Surplus Amount”), then (A) Purchaser shall pay, or cause to be paid, an amount in dollars equal to such Surplus Amount to Seller by wire transfer of immediately available funds to such account or accounts designated by Seller, and (B) Purchaser and Seller shall deliver a joint written authorization to the Escrow Agent within three Business Days after the determination of the Final Amounts in accordance with Section 1.03(c), instructing the Escrow Agent to release the entire Working Capital Escrow Amount to Seller, by wire transfer of immediately available funds; and

(iii) if the Adjusted Cash Payment is equal to the Closing Cash Payment, then (A) no adjustment shall be made to the Closing Cash Payment pursuant to this Section 1.03, and (B) Purchaser and Seller shall deliver a joint written authorization to the Escrow Agent within three Business Days after the determination of the Final Amounts in accordance with Section 1.03(c), instructing the Escrow Agent to release the entire Working Capital Escrow Amount to Seller, by wire transfer of immediately available funds.

1.04 Closing. The closing and consummation of the transactions contemplated hereby (the “Closing”) shall take place by electronic communications and transmission of PDF documents on the Closing Date and the payment of the Closing Cash Payment by federal wire transfer to one or more accounts as directed by Seller, and the Closing shall be deemed to be effective as of 12:01 a.m. (Eastern time) on the Closing Date (the “Effective Time”). Except as otherwise expressly provided herein, all proceedings to be taken and all documents to be executed and delivered by all Parties at the Closing shall be deemed to have been taken and executed simultaneously as of the Effective Time, and no proceedings shall be deemed to have been taken nor documents executed or delivered until all have been taken, executed and delivered.

1.05 Closing Deliveries.

(a) The Company hereby deliver, or are causing to be delivered, to Purchaser, in each case in a form reasonably satisfactory to Purchaser:

(i) a membership interest assignment, duly executed by Seller, free and clear of all Liens;

(ii) (A) invoices or similar expense statements respecting all Estimated Unpaid Transaction Expenses to be paid as of the Closing (the “Transaction Expense Statements”); (B) customary payoff letters respecting the Closing Debt Amount (the “Payoff Letters”); and (C) evidence of the satisfaction, termination and discharge in full of all Indebtedness of the Company as of the Effective Time and the release of any Liens related thereto, to the assets of the Company or to the Membership Interests, including UCC-3 termination statements or similar documents;

(iii) certificates of good standing and certificates of existence issued by each jurisdiction set forth on Schedule 3.01;

(iv) a certificate from an authorized officer of the Company certifying (A) the appropriate resolutions as to the due authorization of this Agreement and the Ancillary Agreements executed by the Company, (B) the Certificate of Formation and Operating Agreement or comparable governing documents (“Organizational Documents”) of the Company, and (C) the incumbency and signatures of the officers of the Company executing this Agreement and any Ancillary Agreement;

(v) an IRS Form W-9, duly executed by Seller;

(vi) an Escrow Agreement in a form reasonably satisfactory to Purchaser and Seller (the “Escrow Agreement”), duly executed by Seller;

(vii) a written resignation, duly executed by Seller as the sole officer and manager of the Company;

(viii) evidence reasonably satisfactory to Purchaser that Novasol Medical distribution of Company products has been converted to a house account of the Company on or prior to the Closing Date; and

(ix) evidence reasonably satisfactory to Purchaser that the Company’s monthly guarantees with respect to Shelley Houde have been eliminated or otherwise terminated on or prior to the Closing Date.

(b) Purchaser hereby delivers, or is causing to be delivered:

(i) to Seller, the Closing Cash Payment, by wire transfer of immediately available funds to one or more accounts designated by Seller;

(ii) to Seller, the Closing Stock Consideration;

(iii) to the Escrow Agent, the Working Capital Escrow Amount, to be held in accordance with the terms of the Escrow Agreement;

(iv) on behalf of the Company, to each payee identified in each Payoff Letter and Transaction Expense Statement, the amount payable to such payee as set forth in such Payoff Letter or Transaction Expense Statement and reflected in the Estimated Closing Statement, in each case, by wire transfer of immediately available funds to an account designated by the applicable payee; provided, however, that in the case of Estimated Unpaid Transaction Expenses owed to employees of the Company, Purchaser shall contribute such amounts to the Company upon the Closing and cause the Company to pay such amounts (less applicable withholding and any Taxes required to be paid by the Company with respect thereto) to the applicable employees within two pay periods following the Closing;

(v) to the individuals party thereto, the Offer Letters, duly executed by Purchaser; and

(vi) to Seller, counterparts duly executed by Purchaser (or its applicable Affiliate, as the case may be) to the membership interest assignment and the Escrow Agreement.

1.06 Earnout.

(a) Earnout Amounts. In addition to the other consideration payable to Seller pursuant to the other Sections of this Article 1, Seller shall be entitled to the Earnout Amounts, if any, subject to the terms of this Section 1.06.

(b) Certain Definitions. Each of the terms below has the meaning set forth below:

(i) “Annual Net Revenue Increase” means, with respect to a particular Yearly Earnout Period, an amount equal to (1) the Net Revenue earned from the Existing Customer Accounts during such Yearly Earnout Period, less (2) $9,054,767.

(ii) “Extra-Territorial Net Revenue” means, with respect to a particular Yearly Earnout Period, an amount equal to (1) the Net Revenue attributable to Scendia Products earned from any hospital, surgery center, doctors office or any other customer, other than any Existing Customer Accounts during such Yearly Earnout Period, less (2) (x) $1,000,000 with respect to the First Earnout Period or (y) $2,000,000 with respect to the Second Earnout Period; provided that in no event shall Extra-Territorial Net Revenue include any net revenue used in the calculation of Annual Net Revenue Increase.

(iii) “Earnout Amount” means, with respect to a Yearly Earnout Period, the sum of (1) the Annual Net Revenue Increase for such Yearly Earnout Period, multiplied by 17%; plus (2) the Extra-Territorial Net Revenue for such Yearly Earnout Period, multiplied by 10%.

(iv) “Earnout Period” means the two-year period commencing on the Closing Date and ending on the second anniversary of the Closing Date.

(v) “First Earnout Period” means the one-year period commencing on the Closing Date and ending on the first anniversary of the Closing Date.

(vi) “Net Revenue” means gross invoiced sales by Purchaser and the Company from sales to third parties (excluding pilots and/or marketing assessments to the extent they are complimentary as opposed to being sold) after the Effective Time, less sales taxes, excise duties, import and export duties, shipping costs if separately invoiced to the customer, chargebacks, trade and early payment discounts, refunds, rebates, and returns, in each case as determined from the financial statements of Purchaser maintained and prepared in the ordinary course of business according to GAAP.

(vii) “Scendia Products” means the products licensed and sold by the Company as of the Closing Date, which for the avoidance of doubt shall not include any CellerateRX® products.

(viii) “Second Earnout Period” means the one-year period commencing on the first anniversary of the Closing Date and ending on the second anniversary of the Closing Date.

(ix) “Yearly Earnout Period” means the First Earnout Period or Second Earnout Period, as applicable.

(c) Delivery and Review of Earnout Statements by Purchaser. No later than ninety (90) days after each Yearly Earnout Period, Purchaser shall (i) prepare a written statement (each, an “Earnout Statement”) setting forth Purchaser’s calculation of the Earnout Amount, if any, and (ii) deliver such statement to the Seller for review. The Seller shall have thirty (30) days after receipt of an Earnout Statement from Purchaser to review such Earnout Statement (the each, an “Earnout Statement Review Period”). If requested by the Seller, Purchaser shall provide the Seller with reasonable access to the books and records and accounting personnel of the Company during normal business hours for the purpose of enabling the Seller to review Purchaser’s determinations in the Earnout Statement. Purchaser’s calculation of an Earnout Amount as set forth in an Earnout Statement shall be final and binding on the parties for purposes of this Section 1.06 unless, within thirty (30) days after the Seller’s receipt of the Earnout Statement, the Seller shall notify Purchaser of any objections to such Earnout Statement and specify in reasonable details the items in dispute (the “Earnout Notice of Objection”). If the Seller notifies Purchaser of any such objections, such objections will be resolved according to the dispute resolution set forth in Section 1.03(c), mutatis mutandis.

(d) Final Earnout Amounts. Within five (5) Business Days of the final determination of an applicable Earnout Amount, if any, in accordance with Section 1.06(c), Purchaser shall pay the applicable Earnout Amount, if any, with a combination of cash and/or Purchaser Common Stock, at Purchaser’s sole discretion. Any cash shall be paid to Seller via wire transfer of immediately available funds to an account designated in writing by the Seller, and any Purchaser Common Stock shall be promptly issued to Seller and valued based on the Purchaser Common Stock Price as of the Closing Date. For the avoidance of doubt and notwithstanding anything to the contrary, the aggregate Earnout Amount payable to Seller shall in no event exceed $10,000,000.

(e) Acknowledgements and Agreements Concerning Earnout.

(i) Seller acknowledges and agrees that the rights of Seller to the Earnout Amounts, if any, are not transferable, shall not be represented by a certificate or other instrument, shall not represent an ownership interest in Purchaser or any of its Affiliates, shall not entitle Seller to any rights common to any holder of equity interests in Purchaser or any of its Affiliates, and shall not bear any interest.

(ii) Seller acknowledges and agrees that, from and after the Closing, Purchaser has the right to make all determinations concerning its businesses (including the business of the Company) in its sole and absolute discretion, subject only to the express obligations set forth in this Agreement and that Purchaser shall not, and hereby agrees not to, take any action, or omit to take action in bad faith the primary intent of which is to reduce or eliminate the achievement of thresholds that would result in Earnout Amounts becoming payable; provided, however, that during the Earnout Period, Purchaser agrees that it will not (except as a result of any pricing reduction at a commissionable end user facility or as required to bring any such relationship in line with the Company’s existing relationship with such distributor) materially decrease or otherwise materially and adversely modify the commission and profit-sharing amounts paid under existing distributor relationships of the Company without providing Seller with at least ten Business Days’ prior written notice of and before any such decrease or modification takes effect and giving Seller, if Seller so desires, a reasonable opportunity to discuss such decrease during such ten Business Day period. Without limiting the foregoing, Seller acknowledges and agrees that Purchaser shall have no implied obligation to operate its businesses (or any business of the Company) in a manner (A) designed to achieve the thresholds that would result in Earnout Amounts becoming payable, or (B) consistent with the manner in which the Company was operated before the Closing, it being understood and intended by the parties hereto that that express provisions of this Agreement shall govern the parties’ rights and obligations.

1.07 Indemnity Holdback. At Closing, Purchaser shall withhold and not issue 94,798 shares of Purchaser Common Stock with an agreed upon value of $1,950,000 based on the Purchaser Common Stock Price as of the Closing Date from, and without duplication to, the Stock Consideration to be issued by Purchaser at the Closing (the “Indemnity Holdback Shares”). The Indemnity Holdback Shares shall be withheld, issued, and released to Seller after Closing as and to the extent provided in this Section 1.07 to satisfy Seller’s indemnification obligations under Section 6.02(a), if any. The Parties agree that the Purchaser shall issue the Indemnity Holdback Shares only in accordance with the following procedures:

(a) Within two (2) Business Days following the final resolution of any claim for indemnification under Article VI in favor of the Purchaser Indemnified Parties, Purchaser shall reduce the Indemnity Holdback Shares by a number of shares equal to (i) the amount of the Losses finally determined to be owed to the Purchaser Indemnified Parties in respect of such claim for indemnification, divided by (ii) the Purchaser Common Stock Price as of the Closing Date.

(b) Promptly after the twelve (12)-month anniversary of the Closing Date (such date, the “Initial Indemnity Holdback Release Time”), Purchaser shall issue to Seller the balance of the then remaining Indemnity Holdback Shares (if any), less a number of shares equal to (i) (A) $450,000, plus (B) the amount of Losses asserted to be owed to the Purchaser Indemnified Parties in respect of any claims for indemnification that remain in dispute as of the Indemnity Holdback Release Time, divided by (ii) the Purchaser Common Stock Price. If such amount is a negative number, then no issuance of any Indemnity Holdback Shares will be made as of the Initial Indemnity Holdback Release Time.

(c) Promptly after the final resolution and full release of any liabilities of the Purchaser and the Company with respect to the Special Indemnity Matters (such date, the “Final Indemnity Holdback Release Time”), Purchaser shall issue to Seller the balance of the then remaining Indemnity Holdback Shares (if any), less a number of shares a number of shares equal to (i) the amount of Losses asserted to be owed to the Purchaser Indemnified Parties in respect of any claims for indemnification that remain in dispute as of the Final Indemnity Holdback Release Time, divided by (ii) the Purchaser Common Stock Price. With respect to the balance of the Indemnity Holdback Shares (if any) withheld by Purchaser following the Final Indemnity Holdback Release Time, if, following final resolution (and reduction, if applicable, for any amounts owed to the Purchaser Indemnified Parties pursuant) of all outstanding claims for indemnification under Article VI in favor of the Purchaser Indemnified Parties prior to the Final Indemnity Holdback Release Time, any Indemnity Holdback Shares remain, then within three (3) Business Days thereafter, Purchaser shall issue to Seller such remaining Indemnity Holdback Shares.

1.08 Withholding. Purchaser, the Company (or their payroll provider), and any agent of Purchaser (including the Escrow Agent) shall be entitled to deduct and withhold from the consideration otherwise payable any amounts that Purchaser determines are required to be deducted and withheld with respect to the making of payments pursuant to this Agreement as required by the Code, or under any provision of state, local or foreign Law relating to Taxes. To the extent amounts are lawfully withheld and properly paid over to the Taxing Authority, the withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

Article II.

REPRESENTATIONS AND WARRANTIES OF SELLER

As a material inducement to Purchaser entering into this Agreement and completing the transactions contemplated by this Agreement and acknowledging that Purchaser is entering into this Agreement in reliance upon the representations and warranties of Seller set forth in this Article II, Seller hereby represents and warrants to Purchaser, that:

2.01 Authorization of Agreement. Seller is a natural person and has all requisite capacity and authority to execute and deliver this Agreement and each other agreement, document, instrument, or certificate contemplated by this Agreement to be executed by Seller in connection with the consummation of the transactions contemplated by this Agreement (collectively, the “Seller Documents”), and to consummate the transactions contemplated hereby and thereby, including the sale and transfer of the Membership Interests to Purchaser. The execution, delivery, and performance of this Agreement and each of the Seller Documents, and the consummation of the transactions contemplated hereby and thereby, have been duly authorized and approved by all required action on the part of Seller. This Agreement and each of the Seller Documents to which Seller is a party have been duly and validly executed and delivered by Seller, and (assuming due authorization, execution, and delivery by the other parties hereto and thereto) this Agreement and each of the Seller Documents to which Seller is a party constitute legal, valid, and binding obligations of Seller, enforceable against Seller in accordance with their terms.

2.02 Conflicts; Consents of Third Parties.

(a) None of the execution and delivery by Seller of this Agreement or the Seller Documents, the consummation of the transactions contemplated hereby or thereby, or compliance by Seller with any of the provisions hereof or thereof will conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination or cancellation under any provision of (i) any Contract or Permit to which Seller is a party or by which any of the properties or assets of Seller are bound, (ii) any Order of any Governmental Authority applicable to Seller or by which any of the properties or assets of Seller are bound, or (iii) any applicable Law.

(b) Except as set forth on Schedule 2.02(b), no consent, waiver, approval, Order, Permit or authorization of, or registration, declaration or filing with, or notification to, any Person (including any Governmental Authority) is required on the part of Seller in connection with the execution and delivery of this Agreement, the Seller Documents, the compliance by Seller with any of the provisions hereof or thereof, or the consummation of the transactions contemplated hereby or thereby.

2.03 Ownership and Transfer of the Membership Interests. Seller is the record and beneficial owner of the Membership Interests described on Schedule 3.04(a), in each case, free and clear of any and all Liens. Seller has the power, authority and legal capacity to sell, transfer, assign, and deliver the Membership Interests as provided in this Agreement and such delivery will convey to Purchaser good, valid and marketable title to the Membership Interests, free and clear of any and all Liens. Seller is not a party to any voting trust, proxy, or other agreement or understanding between or among any Persons that affects or relates to the voting or giving of written consent with respect to the Membership Interests. There are no preemptive rights, co-sale rights, rights of first refusal, management equity holder transfer restrictions, or similar rights with respect to the Membership Interests to which Seller may be entitled, or that Seller has granted to any other Person, in relation to the sale and purchase of the Membership Interests hereunder.

2.04 Litigation. There is no Legal Proceeding pending or, to the Knowledge of Seller, threatened against Seller or to which Seller is otherwise a party relating to this Agreement, the Seller Documents or the transactions contemplated hereby or thereby. Seller is not subject to any outstanding Order that affects or could reasonably be expected to affect Seller’s direct or indirect ownership of the Membership Interests or right or ability to perform his obligations under this Agreement

2.05 Brokers’ Fees and Commissions. Except as set forth on Schedule 2.05, no Person has acted, directly or indirectly, as an investment banker, broker, financial advisor or finder for Seller in connection with the transactions contemplated by this Agreement, and no Person is or will be entitled to any fee or commission or like payment in respect thereof.

2.06 Securities Matters; Investigation; Non-Reliance.

(a) Seller acknowledges that the information supplied by Seller in the warranties contained herein will be relied upon by Purchaser in concluding that the Stock Consideration has been issued pursuant to Section 4(a)(2) of the Securities Act or another exemption from the registration requirements of the Securities Act.

(b) Seller is:

(i) an “accredited investor” as defined in Rule 501(a) of Regulation D;

(ii) not receiving the Stock Consideration as a result of any “general solicitation” or “general advertising” (as those terms are defined in Regulation D); and

(iii) receiving the Stock Consideration for his own account with no intention of distributing the Stock Consideration or an amount thereof, or any arrangement or understanding with any other Persons regarding the distribution of such Stock Consideration or otherwise.

(c) Seller is sufficiently aware of Purchaser’s business affairs and financial condition to reach an informed and knowledgeable decision to receive the Stock Consideration. Seller acknowledges that information regarding Purchaser is publicly available via the SEC’s website (www.sec.gov). Seller has made its own investment decision to receive the Stock Consideration based on its own knowledge and information which is publicly available, including Purchaser SEC Documents, with respect to the Stock Consideration of Purchaser, as well as the written warranties of Purchaser pursuant to Article 4.

Article III.

REPRESENTATIONS AND WARRANTIES RELATING TO THE COMPANY

As a material inducement to Purchaser’s entering into this Agreement and completing the transactions contemplated by this Agreement and as an acknowledgment that Purchaser is entering into this Agreement in reliance upon the representations and warranties set forth in this Article III, Seller represents and warrants to Purchaser that:

3.01 Organization and Good Standing. The Company is a limited liability company, duly organized, validly existing, and in good standing under the Laws of the State of Delaware. The Company has all requisite corporate power and capacity and is duly qualified to own, operate and lease its properties in each jurisdiction in which it owns, operates or leases property, to carry on the business as it is presently being conducted and as currently proposed to be conducted, and is qualified or licensed to do business and is in good standing in every jurisdiction where the business, as it is presently being conducted, requires such qualification or license (and such jurisdictions are set forth on Schedule 3.01).

3.02 Authorization and Agreement. The Company has all requisite limited liability company power and authority and has taken all limited liability company action required to execute and deliver this Agreement and each other agreement, document, instrument, or certificate contemplated by this Agreement or to be executed by the Company in connection with the transactions contemplated by this Agreement (collectively, the “Company Documents”), to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery, and performance of this Agreement and each of the Company Documents, and the consummation of the transactions contemplated hereby and thereby, have been duly authorized and approved by all requisite action on the part of the Company. This Agreement and each of the Company Documents has been duly and validly executed and delivered by the Company, and (assuming the due authorization, execution, and delivery by the other parties hereto and thereto) this Agreement and each of the Company Documents constitute legal, valid, and binding obligations of the Company, enforceable against the Company in accordance with their respective terms.

3.03 Conflicts; Consents of Third Parties.

(a) Except as set forth on Schedule 3.03(a), none of the execution and delivery by the Company of this Agreement or the Company Documents, the consummation of the transactions contemplated hereby or thereby, or compliance by the Company with any of the provisions hereof or thereof will: (i) conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, (ii) give rise to a right of termination, cancellation, or acceleration of any obligation or the loss of a material benefit under, (iii) give rise to any obligation of the Company to make any payment under, or to increase, accelerate, or guarantee any rights or entitlements of any Person under, or (iv) result in the creation of any Liens upon any of the properties or assets of the Company, in each case, under or pursuant to, as applicable, any provision of (A) the articles of formation and limited liability company agreement or comparable organizational documents of the Company, (B) any Material Contract or Permit to which the Company is a party or by which any of the properties or assets of the Company are bound, (C) any approval or certification of the Company by any prime contractor, higher tier subcontractor or reseller to any Governmental Authority, (D) any Order applicable to the Company or any of the properties or assets of the Company, or (E) any applicable Law, except, in the case of clauses (B), (D) and (E), as would not and would not reasonably be expected to, individually or in the aggregate, (x) adversely impact the business of the Company as presently conducted in any material respect, or (y) prevent or materially impair or delay (1) the Company’s ability to consummate the transactions contemplated by this Agreement or any of the Company Documents or (2) the Company’s performance of its obligations hereunder or thereunder.

(b) Except as set forth on Schedule 3.03(b), no consent, waiver, approval, Order, Permit or authorization of, or registration, declaration or filing with, or notification to, any Person (including any Governmental Authority) is required on the part of the Company in connection with (i) the execution and delivery of this Agreement or the Company Documents, the compliance by the Company with any of the provisions hereof and thereof, or the consummation of the transactions contemplated hereby or thereby, or (ii) the continuing validity and effectiveness immediately following the Closing of any Permit or Contract of the Company.

3.04 Capitalization.

(a) Schedule 3.04(a) sets forth the authorized, issued, and outstanding equity interests of the Company. The Membership Interests have been duly authorized for issuance and are validly issued in accordance with applicable Law, fully paid and non-assessable and were not issued in violation of any purchase or call option, right of first refusal, subscription right, preemptive right, applicable Law, Contract, the organizational documents of the Company, or any similar rights. The Membership Interests represent the only issued and outstanding membership interests or other equity interests, including securities convertible or exercisable into capital stock or other equity interests, of the Company, and all such Membership Interests have been offered, sold and delivered by the Company in compliance with all applicable federal and state securities Laws.

(b) Except as set forth on Schedule 3.04(b), there are no outstanding subscriptions, options, warrants, rights (including preemptive rights), calls, convertible securities or other agreements or commitments of any character obligating the Company to issue, redeem, sell, transfer, vote or otherwise dispose of any equity securities of any kind. There are no obligations, contingent or otherwise, of the Company to (i) repurchase, redeem, or otherwise acquire any shares, membership interests, capital stock or other securities of any Person, (ii) provide material funds to, or make any material investment in (in the form of a loan, capital contribution or otherwise), or provide any guarantee with respect to the obligations of, any Person, or (iii) form any legal entity. There are no outstanding equity appreciation, phantom equity, profit participation, or similar rights with respect to the Company. There are no bonds, debentures, notes, or other Indebtedness of the Company having the right to vote or consent (or, convertible into, or exchangeable for, securities having the right to vote or consent) on any matters on which members (or other equity holders) of the Company may vote. There are no voting trusts, irrevocable proxies, or other Contracts or understandings to which the Company or Seller is a party or is bound with respect to the voting or consent of any of the Membership Interests or any other equity interests of the Company.

(c) The Company has not made an assignment in favor of its creditors or a proposal in bankruptcy to its creditors or any class thereof nor had any petition for a receiving order presented in respect of it. No receiver has been appointed in respect of the Company or any of its property or assets, and no execution or distress has been levied upon any of the property or assets of the Company.

(d) Schedule 3.04(d) contains a complete and accurate list of: (i) all Indebtedness of the Company and separately indicates all such Indebtedness that is owed by the Company to Seller or a Related Person, and (ii) all obligations of the Company for the reimbursement of any obligor under any letter of credit, banker’s acceptance, surety bond or similar credit transaction, contingent or otherwise. The Company is not insolvent.

3.05 No Subsidiaries. The Company is the record and beneficial owner of the JV Interests free and clear of any and all Liens. Except for the Company’s ownership of the JV Interests, the Company has no Subsidiaries, nor does the Company own, directly or indirectly, any equity, partnership, membership interest in, or other equity, voting or economic interest in, or any interest convertible into, exercisable for the purchase of, or exchangeable for any such equity, partnership, membership interest, other equity, voting or economic interest, or is under any current or prospective obligation to form or participate in, provide funds to, make any loan, capital contribution or other investment in, any Person.

3.06 Financial Statements; No Undisclosed Liabilities.

(a) The Company has Made Available copies of (i) the unaudited balance sheets of the Company as of December 31, 2020 and 2021 and the related unaudited statements of income and cash flows of the Company for the twelve (12)-month fiscal periods then ended, and (ii) the unaudited balance sheet of the Company as of February 28, 2022 and the related unaudited statements of income and cash flows of the Company for the two (2)-month period then ended (such balance sheets and statements referred to in subsections (i) and (ii) immediately above, including the related notes and schedules thereto, are referred to herein as the “Financial Statements”). Each of the Financial Statements is complete and correct in all material respects and has been prepared in accordance with the Accounting Principles and consistent with past practice, and fairly presents the financial position, results of operations, and cash flows, as applicable, of the Company as at the dates and for the periods indicated therein. The unaudited balance sheet and financial statements described in clause (ii) of the first sentence of this Section 3.06(a) is referred to herein as the “Interim Financial Statements” and February 28, 2022 is referred to herein as the “Balance Sheet Date.” The Company does not have any Indebtedness or Liabilities (whether or not required under GAAP to be reflected on a balance sheet or in the notes thereto) other than those (a) specifically reflected on and fully reserved against in the Interim Financial Statements; or (b) incurred in the Ordinary Course of Business since the Balance Sheet Date that are not material, individually or in the aggregate, to the Company.

3.07 Absence of Certain Developments. Except as expressly contemplated by this Agreement or as set forth on Schedule 3.07, since the Balance Sheet Date, (a) the Company has conducted its business only in the Ordinary Course of Business, (b) there has not been any Material Adverse Effect, and (c) the Company has not suffered any material loss, damage, destruction or other casualty affecting any of its material properties or assets, whether or not covered by insurance.

3.08 Legal Proceedings. Except as set forth on Schedule 3.08(1), there is no Legal Proceeding pending or, to the Knowledge of the Company, threatened against the Company or the Company’s assets, Plans, properties or business (or to the Knowledge of the Company, pending or threatened, against any of the officers, managers, directors, or Employees of the Company with respect to their business activities on behalf of the Company), or to which the Company is otherwise a party; nor to the Knowledge of the Company is there any reasonable basis for any such material Legal Proceeding. Except as set forth on Schedule 3.08(2), the Company is not subject to any Order, and the Company is not in breach or violation of any Order.

3.09 Title to Assets; Tangible Personal Property. The Company has good, valid and marketable legal and beneficial title, or a valid leasehold interest in, all material assets and property owned or purported to be owned (or, as applicable, leased or licensed or purported to be leased or licensed) by the Company or used in its business, in each case, free and clear of all Liens. All inventory and all items of tangible personal property used in the business of the Company (i) are in good operating condition, free from material defects, and in a state of good maintenance and repair (ordinary wear and tear excepted) and (ii) are adequate and suitable for the purposes used.

3.10 Real Property.

(a) The Company does not own and has never owned any real property. Schedule 3.10(a) sets forth a complete list of all real property and interests in real property leased, subleased or licensed by the Company (individually, a “Company Property” and collectively, the “Company Properties”), including a description of each lease, sublease or license applicable to each of the Company Properties (individually, a “Real Property Lease” and collectively, the “Real Property Leases”). Except as to that certain lease wherein HT Medical, LLC and Seller are co-lessees, there are no parties in possession at the Company Properties other than the Company.

(b) The Company has a valid, binding and enforceable leasehold interest under each of the Real Property Leases under which it is a lessee, free and clear of all Liens.

(c) Each of the Company Properties is (i) in material compliance with all applicable legal requirements, covenants, conditions and restrictions affecting the applicable portion of such Company Property, and (ii) benefited by all easements and rights necessary to conduct the business thereon consistent with the Ordinary Course of Business, including easements for utilities, services, roadway and other means of ingress and egress. Each of the Company Properties is zoned for a classification that permits the continued use of such property in the manner of its current use.

3.11 Material Contracts.

(a) Schedule 3.11(a) sets forth, by reference to the applicable subsection of this Section 3.11(a), all of the following Contracts to which the Company is a party or by which the Company or its respective assets or properties are bound (collectively, including all such Contracts required to be disclosed on Schedule 3.11(a) (whether or not disclosed), the “Material Contracts”):

(i) Contracts with Seller, any of his Affiliates or any current or former Related Person;

(ii) Intellectual Property Licenses, except licenses of commercial off-the-shelf Software or Technology available on reasonable terms for a license fee of no more than $10,000;

(iii) Contracts containing (A) covenants of the Company not to compete with any Person in any line of business, industry or geographical area or restricting the solicitation, engagement or hiring of any Person or otherwise materially restricting the operation of the Company, or (B) covenants of any other Person not to compete with the Company in any line of business, industry, or in any geographical area or restricting the solicitation, engagement or hiring of any Person;

(iv) Contracts relating to (A) Indebtedness, (B) the acquisition (by merger, purchase of equity, or assets or otherwise) of any operating business, material assets, capital stock or equity securities of any other Person, or (C) the sale of any of the assets of the Company other than in the Ordinary Course of Business;

(v) Contracts (or group of related Contracts) which (A) involve the expenditure of more than $50,000 annually or $100,000 in the aggregate, or (B) require the Company to purchase or sell a stated portion of its requirements or outputs;

(vi) Contracts involving the licensing of any products from third-parties;

(vii) Contracts (A) providing any preferential rights to purchase assets of the Company, right of first negotiation, right of first refusal, or similar right to any other Person, or (B) providing any exclusivity rights, that any term of such Contract will be no less favorable to any other Person either individually or in the aggregate than similar provisions in any other Contract, or any other similar “most favored nation” or “most favored customer” provision in favor of any other Person; and

(viii) Real Property Leases.

(b) Each of the Material Contracts is in full force and effect and is the legal, valid and binding obligation of the Company and of the other parties thereto enforceable against each of them in accordance with its terms and, will be enforceable upon consummation of the transactions contemplated by this Agreement. The Company is not in material default under any Material Contract, nor, to the Knowledge of the Company, is any other party to any Material Contract in material breach of or default thereunder. No party to any of the Material Contracts has exercised any termination rights with respect thereto, and no party has given notice of any significant dispute with respect to any Material Contract. The Company has Made Available all of the Material Contracts, together with all amendments, modifications or supplements thereto. The Company has complied in all material respects with all material terms and conditions of each Material Contract.

3.12 Taxes.

(a) Except as set forth on Schedule 3.12(a), (i) all Tax Returns required to be filed by or on behalf of Seller and the Company and any affiliated group of which the Company is or was a member have been duly and timely filed with the appropriate Taxing Authority in all jurisdictions in which such Tax Returns are required to be filed, and all such Tax Returns are true, complete, and correct, and (ii) all Taxes payable by or on behalf of each Seller and the Company and any affiliated group of which the Company is or was a member have been fully and timely paid. With respect to any period for which Tax Returns have not yet been filed or for which Taxes are not yet due or owing, the Company has made due and sufficient accruals for such Taxes in the Financial Statements and its books and records. All required estimated Tax payments sufficient to avoid any underpayment penalties or interest have been timely made by or on behalf of the Company. The Company has properly collected and paid all sales Taxes and similar Taxes required to be collected and paid in any jurisdictions where the Company’s products and services are sold or used and has timely filed all Tax Returns with respect thereto. The Company has complied in all material respects with applicable Laws relating to Taxes, including the payment and withholding of Taxes (including in connection with amounts paid or owing to any Employee, Independent Contractor, creditor or other Person) and has timely withheld and paid over to the appropriate Taxing Authority all amounts required to be withheld and paid under the applicable Laws.

(b) The Company has Made Available complete copies of any audit report issued by a Taxing Authority within the last six (6) years relating to any Taxes due from or with respect to the Company.

(c) Neither the Company nor any other Person on their behalf has (i) agreed to or is required to make any adjustments pursuant to Section 481(a) of the Code or any similar provision of Law or has any Knowledge that any Taxing Authority has proposed any such adjustment, or has any application pending with any Taxing Authority requesting permission for any changes in accounting methods that relate to the Company, (ii) executed or entered into a closing agreement pursuant to Section 7121 of the Code or any similar provision of Law with respect to the Company, (iii) requested any extension of time within which to file any Tax Return, which Tax Return has since not been filed, (iv) granted any extension for the assessment or collection of Taxes, which remains in effect, or (v) granted to any Person any power of attorney that is currently in force with respect to any Tax matter.

(d) The Company is not a party to any tax sharing, allocation, indemnity or similar agreement or arrangement (whether or not written) pursuant to which it will have any obligation to make any payments for Taxes of another Person after the Closing other than pursuant to commercial agreements entered into in the Ordinary Course of Business no principal purpose of which relates to taxation.

(e) There is no Contract, agreement, plan, or arrangement covering any Person that, individually or collectively, could reasonably be expected to give rise to the payment of any amount that would not be deductible by Purchaser, the Company or any of their respective Affiliates by reason of Section 280G of the Code.

(f) The Company has not received an any private letter ruling of the IRS or comparable rulings of any Taxing Authority.

(g) The Company has never been a member of any consolidated, combined, affiliated or unitary group of corporations for any Tax purposes.

(h) There is no taxable income of the Company that will be required under applicable Tax Law to be reported by Purchaser or any of its Affiliates, including the Company, for a taxable period beginning after the Closing Date which taxable income was realized (and reflects economic income) arising prior to the Closing Date as a result of (i) any “intercompany transaction” or “excess loss account” within the meaning of the Treasury Regulations issued under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign tax law) with respect to a transaction occurring on or before the Closing Date, (ii) any installment sale or open transaction disposition made by the Company on or before the Closing Date; (iii) any deferred revenue or prepaid amount received by the Company on or before the Closing Date or (iv) the application of Section 965 of the Code. The Company is in compliance with Section 482 of the Code (or any corresponding or similar provision of applicable state, local or foreign tax law).

(i) The Company has disclosed on its federal income Tax Returns all positions taken therein that could give rise to substantial understatement of federal income tax within the meaning of Section 6662 of the Code. The Company has not participated in any “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b).

(j) The Company has not deferred any payroll or employment Taxes of the Company to a period following the Closing Date pursuant to the CARES Act or other legislation.

3.13 Compliance with Laws; Permits.

(a) The Company is in compliance, and has been in compliance for the past six (6) years, in all material respects with all Laws applicable to its business, operations, assets, properties, employees or independent contractors, including all Laws relating to the employment of labor, the CARES Act, the Foreign Corrupt Practices Act, the Laws promulgated, monitored or enforced by the U.S. Office of Foreign Assets, any other applicable anti-bribery, anti-money laundering, or Anti-Corruption Laws and Environmental Laws. To the Knowledge of the Company, the Company is not under investigation with respect to the violation of any Laws and there are no facts or circumstances which could form the basis for any such violation.

(b) The Company has all certificates of occupancy, Permits, and/or approvals which are required for the operation of, or otherwise material to, its business (“Company Permits”), other than those the failure of which to possess is immaterial. All Company Permits are in full force and effect, and the Company is not in default or violation, and no event has occurred which, with or without notice or the lapse of time or both, would reasonably be expected to constitute a default or violation, in any material respect of any term, condition or provision of any Company Permit.

3.14 Financial Advisors. Except as set forth on Schedule 3.14, no Person has acted, directly or indirectly, as a broker, finder, or financial advisor for the Company in connection with the transactions contemplated by this Agreement and no Person is or will be entitled to any fee or commission or like payment in respect thereof.

3.15 Intellectual Property; Data Security; Privacy.

(a) Schedule 3.15(a) sets forth an accurate and complete list of all Internet domain names, Patents, registered Marks, pending applications for registration of Marks, material unregistered Marks, registered Copyrights, pending applications for registration of Copyrights, Software, and material unregistered copyrightable works that are Company Intellectual Property. Schedule 3.15(a) lists (i) the jurisdictions, as applicable, in which each such item of Company Intellectual Property has been issued, registered, otherwise arises or in which any such application for such issuance and registration has been filed and (ii) the registration or application number and date, as applicable. All Company Intellectual Property is valid, subsisting and enforceable. No interference, opposition, reissue, re-examination, post-grant review, or other Legal Proceeding is pending or, to the Knowledge of the Company, threatened, in which the scope, validity, or enforceability of any Company Intellectual Property is being, has been, or could reasonably be expected to be contested or challenged.

(b) Except as set forth on Schedule 3.15(b) or as licensed to the Company pursuant to an Intellectual Property License, the Company is the sole and exclusive owner of the Intellectual Property used in the conduct of the business of the Company as presently conducted. The Company has a right to use any Technology or Intellectual Property used by the Company in the business of the Company as presently conducted. The Company owns each of the inventions and works of authorship, conceived, reduced to practice, created, or prepared by or for the Company that resulted from or arose out of any work performed by or on behalf of the Company by Seller, any Employee, former Employee, officer, or any consultant or contractor of the Company, in each case, free and clear of all Liens or obligations to others.

(c) The Company Intellectual Property, the Company Technology, and the design, development, manufacturing, licensing, marketing, distribution, offer for sale, sale or use or maintenance of any products and services in connection with the business of the Company as previously, presently and as currently proposed to be conducted, and the past, present and currently proposed business practices, methods, and operations of the Company have not and do not infringe (directly, contributorily, by inducement or otherwise), constitute an unauthorized use of, misappropriate, dilute or violate any Intellectual Property right or other right of any Person (including, pursuant to any non-disclosure agreements or obligations to which the Company or any of its Employees or former Employees is a party). To the Knowledge of the Company, no Person has infringed, misappropriated or otherwise violated, and no Person is currently infringing, misappropriating or otherwise violating, any Company Intellectual Property.

(d) Except with respect to licenses of commercial off-the-shelf Software or as set forth on Schedule 3.15(d), the Company is not required, obligated, or under any Liability whatsoever, to make any payments by way of royalties, fees, or otherwise to any owner, licensor of, or other claimant to, any Intellectual Property, or any other Person, with respect to the use thereof or in connection with the conduct of their respective businesses as currently conducted.

(e) The Company has taken adequate security measures to protect the secrecy, confidentiality, and value of all the Trade Secrets included in the Company Intellectual Property and any other non-public, proprietary information included in the Company Technology, which measures are reasonable in the industry in which the Company operates.

3.16 Accounts and Notes Receivable and Payable.

(a) A complete and accurate list of the accounts receivable of the Company as of the date that is two (2) Business Days preceding the Closing Date, showing the aging thereof, is included on Schedule 3.16(a). All accounts and notes receivable of the Company have arisen from bona fide transactions in the Ordinary Course of Business and are payable on ordinary trade terms. None of the accounts or the notes receivable of the Company (i) are subject to any setoffs or counterclaims or (ii) represent obligations for goods sold on consignment, on approval or on sale or return basis or subject to any other repurchase or return arrangement.

(b) A complete and accurate list of the accounts payable of the Company as of the date that is two (2) Business Days preceding the Closing Date, showing the aging thereof, is included on Schedule 3.16(b). There are no accounts payable of the Company (i) that did not arise in the Ordinary Course of Business, or (ii) that are materially past due.

3.17 Related Persons Transactions. None of Seller or any Employee, former Employee, current or former officer, director, manager, member or equity holder of the Company, any member of his or her immediate family, any trust of which any such Person is the grantor, trustee or beneficiary, or any Affiliate of any of the foregoing (each, a “Related Person,” and, collectively, the “Related Persons”) (i) owes any amount to the Company nor does the Company owe any amount to, or has the Company committed to make any loan or extend or guarantee credit to or for the benefit of, any Related Person, (ii) is involved in any business arrangement or other relationship with the Company (whether written or oral), (iii) owns any property or right, tangible or intangible, that is used by the Company, (iv) has any claim or cause of action against the Company, or (v) owns any direct or indirect interest of any kind in, or controls or is a manager, director, officer, employee or partner of, or consultant to, or lender to, or borrower from, or has the right to participate in, the profits of, any Person which is a competitor, supplier, service provider, customer, client, landlord, tenant, creditor or debtor of the Company.

3.18 Environmental Matters. Except as set forth on Schedule 3.18, there has been no Release or threatened Release of any Hazardous Materials on, at, under, to or about (a) any Company Property or any property currently operated by the Company, (b) any property formerly owned, operated or leased by the Company, during the time of such ownership, operation or lease, or (c) any location where Hazardous Materials from the operations or activities of the Company have come to be located. The Company and its assets and properties (including the Company Property) are, and for the past five years have been, in compliance with all applicable Environmental Laws. There are no actual, pending, outstanding or threatened Environmental Claims against the Company or, to the Knowledge of the Seller, any other Person with respect to the Company Property or the other assets or properties of the Company, and neither Seller nor the Company has received any notice from a Government Authority or other Person relating to any actual, threatened, outstanding or potential violation of or default under any Environmental Laws or alleging any Environmental Claim.

3.19 Customers and Suppliers.

(a) Set forth on Schedule 3.19(a)(i) are the fifteen (15) largest customers, by dollar volume, for the Company, during the 2021 calendar year and the period beginning on January 1, 2022 and ending on May 31, 2022 and set forth opposite the name of each such customer is the dollar amount of sales attributable to such customer for such periods. The Company is not engaged in any material dispute or controversy with any customer. Except as set forth on Schedule 3.19(a)(ii), no customer has terminated, canceled, or substantially reduced the quantity of products or services it purchases from the Company or materially modified the commercial terms of its relationship (whether related to payment, price, or otherwise) with the Company, and to the Knowledge of the Company, no customer intends to take any such action.

(b) Set forth on Schedule 3.19(b) are the fifteen (15) largest suppliers, by dollar volume, for the Company, during the 2021 calendar year and the period beginning on January 1, 2022 and ending on May 31, 2022 and set forth opposite the name of each such supplier is the dollar amount of purchases attributable to such supplier for such periods. The Company is not engaged in any material dispute or controversy with any current supplier. No supplier has terminated, canceled or substantially reduced the quantity of products or services it provides to the Company or materially modified the commercial terms of its relationship (whether related to payment, price or otherwise) with the Company, and to the Knowledge of the Company, no supplier intends to take any such action.

3.20 Employee Benefit Plans.

(a) Schedule 3.20(a) contains a true and complete list of all Plans. The Company has Made Available true and complete copies of all documents that set forth the terms of each Plan and all Contracts and reports related thereto. Neither the Company nor any ERISA Affiliate maintains or is obligated to provide benefits under any life, medical or health plan (other than as an incidental benefit under a Plan intended to be “qualified” within the meaning of Section 401(a) of the Code (“Qualified Plan”)) which provides benefits to retirees or other terminated employees other than benefit continuation rights under COBRA or any similar state Law. Neither the Company nor any ERISA Affiliate has at any time contributed to or had any obligation to contribute to or has any Liability, contingent or otherwise, with respect to any (i) “multiemployer plan,” as that term is defined in Section 4001 of ERISA, or (ii) “employee benefit plan” subject to Title IV of ERISA or Section 412 of the Code. No Plan is a “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA. No Plan is or has been funded by, associated with or related to (A) a “voluntary employee’s beneficiary association” within the meaning of Section 501(c)(9) of the Code, or (B) a “qualified asset account” within the meaning of Section 419A of the Code. Except as set forth on Schedule 3.20(a), the Company and its ERISA Affiliates have performed, in all material respects, all of their obligations under all Plans, and all contributions and other payments required to be made to any Plan with respect to any period ending before or at or including the Closing Date have been made.

(b) No transaction contemplated by this Agreement will result in any Liability to the PBGC under Section 302(c)(ii), 4062, 4063, 4064 or 4069 of ERISA, or otherwise, with respect to the Company or any ERISA Affiliate.

(c) Except for any formal written qualification requirement with respect to which the remedial amendment period set forth in Section 401(b) of the Code, and any regulations, rulings or other IRS releases thereunder, has not expired, (i) each Plan that is intended to be a Qualified Plan has received a favorable determination letter or, in the case of prototype or volume submitter plans, is subject to an opinion or advisory letter, from the IRS and is qualified in form and operation under Section 401(a) of the Code, and each trust for each such Plan is exempt from federal income tax under Section 501(a) of the Code, and (ii) no event has occurred or circumstance exists that could reasonably be expected to give rise to disqualification or loss of tax-exempt status of any such Plan or trust.

(d) Neither the execution of this Agreement nor the consummation of the transactions contemplated hereby will result in “excess parachute payments” within the meaning of Section 280G(b) of the Code.

3.21 Labor Relations.

(a) Schedule 3.21(a)(1) lists all Employees by name, position, full-time or part-time status, date of hire, seniority or service credit date if different from initial date of hire, location of employment, exempt or non-exempt status under the Fair Labor Standards Act, exempt or non-exempt status under any applicable state Law relating to the payment of daily or weekly overtime, employment status (whether active or on leave of absence), compensation (listing Employees paid by the hour at the Employee’s hourly rate and Employees paid by salary at the Employee’s annual salary rate), bonuses or commissions, benefits, and accrued but unused vacation, sick or other paid leave and the rate at which such vacation, sick or other paid leave is accrued. Schedule 3.21(a)(2) lists Independent Contractors by name and the terms on which each Independent Contractor is engaged. No Employee is on long-term disability leave or otherwise an inactive Employee, all Employees are employees at-will, and no Former Employee has any right to recall or reemployment. To the Knowledge of the Company, no executive or key Employee or group of Employees plans to terminate employment with the Company.

(b) No Employees are represented by any labor organization or union, and the Company is not a party to, or bound by, any labor, collective bargaining, or similar agreement. No labor organization, union, or group of Employees has made a pending demand for recognition, and there are no organizational campaigns, representation proceedings, petitions, or other unionization activities seeking recognition of a collective bargaining unit or seeking a representation proceeding and no such proceeding or petition is presently pending or threatened to be brought or filed with the National Labor Relations Board or other labor relations tribunal.

(c) The Company has paid or accrued for as of the Closing Date all salaries and wages, including vacation, bonuses, incentives, break times, differentials, etc. owed to its Employees and former Employees.

Article IV.

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser hereby represents and warrants to Seller as follows:

4.01 Organization of Purchaser. Purchaser is a corporation duly organized, validly existing and in good standing under the Laws of the State of Texas.

4.02 Authorization. Purchaser has full power and authority to execute and deliver this Agreement and each other agreement, document, instrument, or certificate contemplated by this Agreement or to be executed by Purchaser in connection with the consummation of the transactions contemplated hereby and thereby (the “Purchaser Documents”), and to consummate the transactions contemplated hereby and thereby. The execution, delivery, and performance by Purchaser of this Agreement and each Purchaser Document have been duly authorized by all necessary limited liability company action on behalf of Purchaser. This Agreement and each Purchaser Document has been duly executed and delivered by Purchaser and (assuming the due authorization, execution, and delivery by the other parties hereto and thereto) this Agreement and each Purchaser Document constitutes legal, valid, and binding obligations of Purchaser, enforceable against Purchaser in accordance with their respective terms.

4.03 Conflicts; Consents of Third Parties. The execution and delivery of this Agreement and the Purchaser Documents by Purchaser, the performance by Purchaser of its obligations hereunder and thereunder, and the consummation by Purchaser of the transactions contemplated hereby and thereby will not (a) violate or result in any breach of any provision of its Organizational Documents or (b) conflict with or violate any Law, writ, judgment, injunction or decree, of any court or Governmental Authority applicable to Purchaser or any of its properties or assets.

4.04 Purchaser SEC Documents. Purchaser has filed all forms, reports, statements, schedules and other documents required to be filed by it with the SEC since December 31, 2021. The Purchaser SEC Documents (i) at the time they were filed and, if amended, as of the date of such amendment, complied in all material respects with all applicable requirements of the Securities Act or the Exchange Act or the Sarbanes-Oxley Act of 2002, as amended, as the case may be, and the rules and regulations promulgated thereunder, and (ii) did not, at the time they were filed, and, if amended, as of the date of such amendment, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

4.05 Litigation. There are no Legal Proceedings pending or, to the Knowledge of Purchaser, threatened that are reasonably likely to prohibit or restrain the ability of Purchaser to enter into this Agreement or consummate the transactions contemplated hereby.

4.06 Financial Advisors. Except as set forth on Schedule 4.06, no Person has acted, directly or indirectly, as a broker, finder or financial advisor for Purchaser in connection with the transactions contemplated by this Agreement and no Person is entitled to any fee or commission or like payment in respect thereof.

4.07 Securities Laws. Assuming Seller’s representations contained in this Agreement are true and correct, the offer and sale of the Purchaser Common Stock comprising the Stock Consideration (a) are and will be exempt from the registration and prospectus delivery requirements of the Securities Act, (b) have been registered or qualified (or are exempt from registration and qualification) under the registration, permit or qualification requirements of all applicable state securities laws, and (c) are and will be accomplished in conformity with all other federal and applicable state securities laws.

Article V.

COVENANTS

5.01 Non-Competition; Non-Solicitation; Confidentiality.

(a) Non-Compete. Except as otherwise provided for herein, during the period commencing at the Closing and ending on the fifth anniversary of the Closing Date (the “Restricted Period”), Seller shall not, and shall cause his Affiliates not to, without the express written consent of Purchaser, directly or indirectly, in any state or political subdivision anywhere in the United States, engage in or assist others in engaging in (i) the Business or (ii) any other line of business that competes with the Business (the types of businesses described in (i) and (ii) shall be referred to as the “Restricted Business”). For the avoidance of doubt, the covenant in the immediately preceding sentence prohibits Seller from owning, managing, operating, rendering services to (whether as owner, part-owner, shareholder, member, partner, director, officer, trustee, executive, employee, agent or consultant, or in any other capacity), participating or investing in, providing financing to or providing or facilitating the provision of financing to, or assisting, any Person engaged in a Restricted Business (other than Purchaser); provided, however, that nothing in this Section 5.01(a), shall prevent or restrict Seller from any of the following: (i) owning as a passive investment less than 2% of the outstanding securities (whether public or private) that is engaged in a Restricted Business, provided that Seller is not otherwise associated with such corporation; (ii) owning a passive equity interest in a private debt or equity investment fund in which Seller does not have the ability to control or exercise any managerial influence over such fund; or (iii) owning, operating, and managing HT Medical, LLC d/b/a Xenix Medical and Novasol Medical in the ordinary course of business consistent with past practice; provided that so long as Seller is an officer, owner, or otherwise actively involved in the business of, HT Medical d/b/a Xenix Medical or Novasol Medical, as the case may be, HT Medical, LLC d/b/a Xenix Medical and Novasol Medical, as applicable, shall not engage in the Business during the Restricted Period.

(b) Non-Solicit. During the Restricted Period, Seller shall not, and shall cause his Affiliates not to, without the express written consent of Purchaser, directly or indirectly (i) solicit or attempt to solicit any Employees, or any employees of Purchaser or any of its Affiliates, or any former employee of any such Person who was employed by such Person during the 90-day period immediately preceding the date of such attempt to hire or engage, (ii) encourage any such employee to terminate his or her relationship or employment with the Company, Purchaser, or any of their respective Affiliates, (iii) recruit or solicit any customer of the Company, Purchaser or any of their respective Affiliates, or any former customer of any such Person who was a customer during the twelve (12)-month period immediately preceding the date of such solicitation, for purposes of providing products or services on behalf of Restricted Business or (iv) divert to any Person any customer or business opportunity of the Company, Purchaser, or any of their respective Affiliates, for the purpose of engaging in a Restricted Business.

(c) Non-Disparagement. Seller shall not make or publish, orally or in writing, any disparaging statements concerning the Company, Purchaser, or any of its respective Affiliates; provided, however, that nothing in this Section 5.01(d) shall prevent Seller from responding to subpoenas that are valid and enforceable under the law applicable to this Agreement as issued by a court of law or government agency having jurisdiction over the matter, nor shall anything in this Section 5.01(d) prohibit Seller from responding to any inquiry initiated and made by any government agency having authority to initiate and make an inquiry, or from making truthful and accurate statements or disclosures that are required by applicable laws or other legal processes; provided, however, that in the event disclosure is required by law or sought by way of a government inquiry, Seller shall provide Purchaser with prompt notice of such requirement so that Purchaser may seek an appropriate protective order prior to any such required disclosure by Seller.

(d) Confidentiality. Seller recognize that he has or previously had access to certain valuable, highly confidential, privileged and proprietary information related to the Business, including, without limitation, confidential techniques, processes, recipes, formulations, know-how, financial information, Copyrights, Patents, trademarks, trade names, slogans, logos, designs, service marks, computer software programs, databases, magnetic media, systems and programs, Trade Secrets, business lists, customer lists, prospects lists, client lists, supplier lists, employee personnel files, engineering data, marketing data, sales data, logs, consultants’ reports, budgets, ratings, forecasts, format strategy, financial reports and projections, tapes and electronic data processing files, accounting journals and ledgers, accounts receivable records and sales, operating, marketing and business plans and other information concerning the Business regarded as proprietary and confidential (collectively, the “Confidential Information”); provided that “Confidential Information” shall not include any information or material: (A) to the extent that such information or material is filed with any governmental agency on a non-confidential basis or is or becomes generally available to the public or the trade other than as a result of a wrongful disclosure by Seller; (B) to the extent such information is received in good faith by Seller after the date of this Agreement from a third party who is not under an obligation of confidentiality or is not otherwise prohibited from transmitting such information to Seller by a contractual, legal or fiduciary obligation; or (C) to the extent that such information or material is subject to a subpoena, summons or other legal process (provided that in such case, Seller shall immediately give Purchaser notice of the circumstances surrounding such compelled disclosure and an opportunity to seek an appropriate protective order with respect thereto and in no event make disclosure before the compliance date set forth in the subpoena or other request for production). Seller covenants and agrees that he shall not, at any time, including during the Restricted Period or thereafter, directly or indirectly, (I) communicate, divulge, disclose, furnish or make accessible to any Person, whether or not in competition with the Company or Purchaser, or any of its respective Affiliates, and whether or not for pecuniary gain, any aspect of the Confidential Information, or (II) reproduce, recreate or use any Confidential Information, except pursuant to a subpoena or order issued by a court of competent jurisdiction (provided that in such event, Seller shall (x) immediately give Purchaser notice of the circumstances surrounding such compelled disclosure in order to provide Purchaser an opportunity to seek an appropriate protective order with respect thereto and (y) in no event make disclosure before the compliance date set forth in the subpoena or other request for production). For the avoidance of doubt, nothing herein will preclude Seller from using Confidential Information in the course of and only for the purpose of providing services to the Company, Purchaser, or their respective Affiliates. Nothing in this Section 5.01(e) shall prevent Seller from disclosing Confidential Information to the extent necessary for it to enforce or exercise its rights under this Section 5.01(e) or in connection with any other Legal Proceeding. Seller hereby acknowledges that the unauthorized use or disclosure of Confidential Information will seriously damage Purchaser and the Company in its operation of the Business.

(e) Seller hereby acknowledges and agrees that a breach of any of the covenants as set forth in this Section 5.01 will cause irreparable damage to Purchaser or its Affiliates, as applicable, incapable of measurement, and that the remedy at law for such breach may be inadequate to compensate such Person for its losses. Therefore, in the event of any such breach, in addition to any other rights and remedies available to such Person at law, in equity or otherwise, Purchaser or its Affiliates, as applicable, shall be entitled to a temporary restraining order and other injunctive relief, including without limitation interim, interlocutory, preliminary and permanent injunctions, without posting bond or other security, in order to restrain Seller from breaching or continuing any breach of any of the provisions of the covenants set forth herein.

(f) No claim against Purchaser or its Affiliates by Seller under this Agreement or otherwise shall constitute a defense to the enforcement by Purchaser of the covenants and obligations in this Section 5.01. In the event of any actual or threatened violation of the covenants and obligations under this Section 5.01 by Seller or any other action arising from or related to this Section 5.01, Purchaser shall be entitled to recover its reasonable attorneys’ and witness fees and all costs and expenses associated with the enforcement of any provision of this Section 5.01 or concerning such action in addition to any other available legal or equitable remedies. If any court of competent jurisdiction finds that Seller has breached any of its covenants or obligations under this Section 5.01, the time period during which such covenants and obligations are effective shall be suspended and shall not run in favor of Seller from the date of such breach until the date when such breach is cured or remedied.

(g) The Parties agree that the provisions of this Section 5.01 are severable, and each covenant is independent and separately given. The Parties further agree that, if any court of competent jurisdiction in a final non-appealable judgment determines that a specified time period, a specified geographical area, a specified business limitation or any other relevant feature of this Section 5.01 is invalid or unenforceable in any respect, such unenforceable provision of this Section 5.01 shall be deemed to have been modified so as to be valid and enforceable to the fullest extent permitted at law, and any such invalidity and unenforceability shall not affect any other provisions of this Agreement, all of which shall be fully carried out and enforced as if such invalid or unenforceable provision had not been set forth herein.

(h) Seller has carefully considered the covenants set forth in this Section 5.01 and Seller agrees that, under all circumstances, the restrictions set forth in this Section 5.01 are fair and reasonable and required for protection of the legitimate interests of Purchaser and are a material and necessary part of the transactions contemplated by this Agreement. Seller further agrees that the restrictions set forth herein are reasonable in scope, area and time, and will not prevent Seller from pursuing other noncompetitive business ventures or otherwise cause a financial hardship to Seller.

(i) Seller acknowledges that their covenants and obligations in this Section 5.01 have been a material inducement for Purchaser to consummate this Agreement. Accordingly, Seller irrevocably waives any right existing as of the Closing Date or arising in the future to (i) file any declaratory judgment or similar action seeking to declare unenforceable any covenant or obligations under this Section 5.01 or challenge the validity of such covenants or obligations; (ii) otherwise contest the enforceability of any such covenants or obligations as being unreasonable or unenforceable; or (iii) assert any defenses to any action or effort by Purchaser or its Affiliates, as applicable, to enforce any such covenants or obligations based on their reasonableness.

(j) The rights and remedies provided by this Section 5.01 are cumulative and in addition to any other rights and remedies which Purchaser may have hereunder or at Law or in equity. In the event that Purchaser were to seek damages for any breach of this Section 5.01, the portion of the Purchase Price that is allocated by the Parties to the foregoing covenant shall not be considered a measure of or limit on such damages.

5.02 No Public Announcements. Seller shall not issue any press release or public announcement concerning this Agreement or the transactions contemplated hereby without obtaining the prior written approval of Purchaser, which approval will not be unreasonably withheld, conditioned or delayed, unless, as mutually agreed to in good faith by Purchaser and Seller, disclosure is otherwise required by applicable Law; provided, that, to the extent required by applicable Law, the party intending to make such release shall use its commercially reasonable efforts consistent with such applicable Law to consult with Purchaser with respect to the text thereof; provided, further, that Purchaser may issue any press release or public announcement concerning this Agreement or the transactions contemplated hereby without obtaining the prior written approval of Seller.

5.03 Tax Matters.

(a) Filing of Tax Returns; Payment of Taxes.

(i) Seller will file or cause to be filed (with reasonable assistance from the Company), all Tax Returns of the Company for all taxable periods ending on or before the Closing Date, and shall timely pay any and all Taxes due with respect to such returns. All Tax Returns described in this Section 5.03(a)(i) shall be prepared in a manner consistent with prior practice. Seller shall provide Purchaser with copies of such completed Tax Returns at least 20 Business Days prior to the due date for filing thereof, along with supporting workpapers, for Purchaser’s review and approval. Seller and Purchaser shall attempt in good faith to resolve any disagreements regarding such Tax Returns prior to the due date for filing. In the event that Seller and Purchaser are unable to resolve any dispute with respect to such Tax Returns at least 10 days prior to the due date for filing, such dispute shall be resolved pursuant to Section 5.03(e), which resolution shall be binding on the Parties.

(ii) Following the Closing, Purchaser shall cause the Company to timely file all Tax Returns (other than those Tax Returns described in Section 5.03(a)(i)) required to be filed by the Company after the Closing Date and, subject to the right to payment from Seller under Section 5.03(a)(iii), pay or cause to be paid all Taxes shown due thereon.

(iii) Not later than 10 days prior to the due date for the payment of Taxes on any Tax Returns which Purchaser has the responsibility to cause to be filed pursuant to Section 5.03(a)(ii), Seller shall pay to Purchaser the amount of Taxes, as reasonably determined by Purchaser, owed by Seller and/or Owners pursuant to the provisions of this Section 5.03(a). No payment pursuant to this Section 5.03(a)(iii) shall excuse Seller from his indemnification obligations pursuant to Article VI if the amount of Taxes as ultimately determined (on audit or otherwise) for the periods covered by such Tax Returns exceeds the amount of Seller’s payment under this Section 5.03(a)(iii).

(b) Straddle Period Tax Allocation. In any case in which a Tax is assessed with respect to a taxable period which includes the Closing Date, but does not begin or end on that day (a “Straddle Period”), the Taxes, if any, attributable to a Straddle Period shall be allocated (i) to Seller for the period up to and including the Effective Time, and (ii) to the Company for the period subsequent to the Effective Time; provided, that any Tax liability arising on the Closing Date that arises from an action of the Company caused by Seller that is not in the Ordinary Course of Business, shall be allocated to Seller. Any allocation of income or deductions required to determine any Taxes attributable to a Straddle Period shall be made by means of a deemed closing of the books and records of the Company as of the Effective Time; provided, that exemptions, allowances or deductions that are calculated on an annual basis (including, depreciation and amortization deductions) shall be allocated between the period ending on the Effective Time and the period after the Effective Time in proportion to the number of days in each such period. Notwithstanding the foregoing, property or ad valorem taxes attributable to a Straddle Period shall be allocated to the period ending on the Closing Date and the period after the Closing Date in proportion to the number of days in each such period.

(c) Tax Audits.

(i) If notice of any Legal Proceeding with respect to Taxes of the Company (a “Tax Claim”) shall be received by the Company or Purchaser for which Seller may reasonably be expected to be liable pursuant to Section 6.02(a) or this Section 5.03, Purchaser shall notify Seller in writing of such Tax Claim; provided, that the failure of Purchaser to give Seller notice as provided herein shall not relieve Seller of his obligations under this Section 5.03.

(ii) Purchaser shall have the right, at the expense of Seller to the extent such Tax Claim is subject to indemnification by Seller pursuant to Section 6.02(a)(iv), to represent the interests of the Company in any Tax Claim; provided, that with respect to a Tax Claim relating exclusively to taxable periods ending on or before the Effective Time, Purchaser shall not settle such claim without the consent of Seller, which consent shall not be unreasonably withheld, conditioned or delayed.

(d) Transfer Taxes. Seller shall (a) be responsible for and shall pay or cause to be paid any and all sales, use, stamp, documentary, filing, recording, transfer, real estate transfer, stock transfer, gross receipts, registration, duty, securities transactions or similar fees or Taxes or governmental charges (together with any interest or penalty, addition to tax or additional amount imposed) as levied by any taxing authority in connection with the transactions contemplated by this Agreement (collectively, “Transfer Taxes”), regardless of the Person liable for such Transfer Taxes under applicable Law, and (b) timely file or caused to be filed all necessary documents (including all Tax Returns) with respect to Transfer Taxes.

(e) Disputes. Any dispute as to any matter covered in this Section 5.03 shall be resolved by the Independent Accountant. If any dispute with respect to a Tax Return is not resolved prior to the due date of such Tax Return, such Tax Return shall be filed in the manner which the party responsible for preparing such Tax Return deems correct. The fees, costs, and expenses of the Independent Accountant shall be allocated to and borne by Purchaser, on the one hand, and Seller, on the other hand, based on the inverse of the percentage that the Independent Accountant’s determination (before such allocation) bears to the total amount of the total items in dispute as originally submitted to the Independent Accountant. For example, should the items in dispute total in amount to $1,000 and the Independent Accountant awards $600 in favor of Seller’s position, 60% of the costs of its review would be borne by Purchaser and 40% of the costs would be borne by Seller.

5.04 Use of Name. Seller hereby agrees that upon the Closing, the Company shall have the sole right to the use of the name “Scendia Biologics, LLC” and any service marks, trademarks, trade names, d/b/a names, fictitious names, identifying symbols, logos, emblems, signs, or insignia related thereto or containing or comprising the foregoing, or otherwise used in the business of the Company, and the trademarks and service marks listed on Schedule 3.15(b) (collectively, the “Company Marks”), in each case to the extent that Seller or the Company have a right to use such Company Marks prior to the Closing. Following the Closing, Seller shall not, and shall not permit his respective Affiliates to, use such names or any substantially similar variation or simulation thereof or any of the Company Marks.

5.05 Customer and Other Business Relationships; Warranty Administration.

(a) Following the Closing, Seller shall refer to the Company all inquiries relating to the Business. Seller shall not take any action that would tend to diminish the value of the Business after the Closing or that would interfere with the business of the Company to be engaged in after the Closing.

(b) After the Closing, the Company shall administer, acting commercially reasonably and in accordance with applicable Company warranty policies and procedures, any warranty claims arising out of or received by it in accordance with commercially reasonable practices, policies and procedures, and may, at any time by written notice to Seller, request reimbursement for the amounts associated with such administration of the portion (which may be all) of such warranty claim that arise out of underlying events, actions or failures to act occurring or existing during the period prior to the Closing Date or arise out of any breach or violation of, or default under or noncompliance with (with or without notice or lapse of time) the applicable Contract prior to the Closing, which amounts, if so requested, shall be paid by Seller in accordance with Article VI.

5.06 Insurance Matters.

(a) Following the Closing Date, Seller shall reasonably cooperate with and assist Purchaser to cause any carrier that has underwritten any global, primary casualty, and excess liability insurance policies that provide insurance coverage to the Company on an “occurrence” basis (the “Occurrence Policies”) to continue to make coverage available to the Company following the Closing Date for claims arising out of occurrences prior to the Closing Date. Seller acknowledges the right of Purchaser, to the extent provided pursuant to any applicable insurance policies, to access the benefit of insurance for such pre-Closing occurrences under the historic Occurrence Policies which have provided coverage to the Company, to issue notice of claims under any Occurrence Policies, to present such claims for payment and to collect insurance proceeds related thereto.

5.07 Preservation of Tax Records. Subject to any internal document retention policies of Purchaser and any retention requirements relating to the preservation of Tax records, Seller and Purchaser agree that each of them shall (and shall cause their respective Affiliates, including the Company, to) preserve and keep the records held by them or their Affiliates relating to the Business for a period of seven years from the Closing Date and shall make such records and personnel available to the other as may be reasonably required by such Party in connection with, among other things, any insurance claims by, Legal Proceedings against or governmental investigations of Seller, the Company or Purchaser or any of their respective Affiliates or in order to enable Seller, the Company or Purchaser to comply with their respective obligations under this Agreement and each other agreement, document or instrument contemplated hereby or thereby.

5.08 Further Assurances. At or after Closing, and without further consideration, Seller will execute and deliver to Purchaser such further instruments of conveyance and transfer as Purchaser may reasonably request to more effectively convey and transfer the Membership Interests to Purchaser, free and clear of all Liens and subject to no legal or equitable restrictions of any kind.

5.09 Agreements Regarding Purchaser Common Stock.

(a) Seller irrevocably agrees, in consideration of the benefit that the transactions contemplated hereby will confer, that following the Closing, Seller shall not transfer any shares of Purchaser Common Stock received as Stock Consideration or Earnout Amount (the “Lockup Securities”), at any time during the period commencing on the Closing Date and ending on the one-year anniversary of the Closing Date (the “Lockup Period”) without Purchaser’s prior written consent. For purposes of this Section 5.09, “transfer” (and all correlative terms) means, as to any Lockup Securities, a direct or indirect (including through the use of any derivative or swap instrument or arrangement) sale, assignment, conveyance, gift, exchange, pledge, encumbrance, Contract to sell, lease or other disposition or transfer (or offer to do any of the foregoing) of such Lockup Securities, whether effected voluntarily, involuntarily or by operation of Law.

(b) Seller agrees and consents to the entry of stop transfer instructions with Purchaser’s transfer agent and registrar against the transfer of the Lockup Securities, except in compliance with the restrictions set forth in this Agreement. In furtherance of the foregoing, any book entries evidencing shares of Purchaser Common Stock subject to the provisions of this Agreement shall include legends legally required, including a legend to the effect that the shares of Purchaser Common Stock have not been registered under the Securities Act and are subject to certain legal and contractual restrictions on transfer (including lockup restrictions), and similar instructions shall be provided to Purchaser’s transfer agent. Purchaser shall cause the legends referenced in the foregoing sentence to be removed promptly following the expiration of the Lockup Period and will otherwise provide reasonable cooperation to facilitate any transfer by Seller (or its Affiliates) of the Lockup Securities (in accordance with the limitations and restrictions set forth herein).

Article VI.

INDEMNIFICATION

6.01 Survival of Representations, Warranties and Covenants. The representations and warranties of the Parties contained in this Agreement or any Ancillary Agreement shall survive the Closing through and including the 12-month anniversary of the Closing Date (the “General Survival Period”); provided, that (a) (i) the Fundamental Representations shall survive the Closing through and including the later to occur of: (A) the date that is six months following the expiration of the applicable statute of limitations with respect to a particular matter that is the subject matter thereof, and (B) the date that is six months following the completion of any administrative audit and any subsequent administrative proceeding or Legal Proceeding respecting the Company related to any taxable period ending before the Closing Date, and (b) any claim with respect to Fraud shall survive the Closing and can be made by a Purchaser Indemnified Party or a Seller Indemnified Party indefinitely. The respective covenants, agreements and obligations of Seller and Purchaser made in or pursuant to this Agreement will survive for the respective term specified in such covenant, agreement or obligation, or, if not specified, indefinitely. The period of time a representation, warranty, covenant, agreement or obligation survives the Closing pursuant to this Section 6.01 shall be the “Survival Period” with respect to such representation, warranty, covenant, agreement or obligation. In the event that notice of any claim for indemnification under this Article VI shall have been given in accordance with the provisions of this Agreement within the applicable Survival Period and such claim has not been finally resolved by the expiration of such Survival Period, the representations, warranties, covenants, agreements or obligations that are the subject of such claim shall survive for the limited purpose of resolving such claim until such matters are finally resolved. It is the express intent of the Parties that, (1) if an applicable Survival Period as contemplated by this Section 6.01 is shorter than the statute of limitations that would otherwise have been applicable, then, by Contract, the applicable statute of limitations shall be reduced to the applicable Survival Period contemplated hereby and (2) if an applicable Survival Period as contemplated by this Section 6.01 is longer than the statute of limitations that would otherwise have been applicable, then, by Contract, the applicable statute of limitations shall be increased to the longer Survival Period contemplated hereby. The Parties further acknowledge that the time periods set forth in this Section 6.01 for the assertion of claims under this Agreement are the result of arms’-length negotiations among the Parties and that they intend for the time periods to be enforced as agreed by the Parties.

6.02 Indemnification.

(a) From and after the Closing, the Seller shall indemnify and hold Purchaser, the Company, their respective Affiliates, and their respective current and former directors, managers, officers, employees, equity holders, members, partners, agents, attorneys, representatives, successors and assigns (collectively, the “Purchaser Indemnified Parties”) harmless from and against, and pay to the applicable Purchaser Indemnified Parties the amount of any and all losses, liabilities, claims, obligations, deficiencies, demands, judgments, damages (including incidental and consequential damages, but excluding punitive damages except to the extent actually awarded to a third party in the case of a third-party claim), interest, fines, penalties, suits, actions, causes of action, assessments, awards, costs, and expenses (including costs of investigation, litigation and defense and attorneys’ and other professionals’ fees and including those arising under Environmental Law and such costs and fees incurred in connection with enforcing this Article VI), in each case, whether or not involving a third-party claim (individually, a “Loss” and, collectively, “Losses”) based upon, attributable to or arising from:

(i) any inaccuracy in or breach of the representations or warranties of the Company or Seller contained in this Agreement or in any Ancillary Agreement;

(ii) any breach or non-performance of any covenant, agreement or obligation of (A) Seller or (B) to the extent required to be performed at or prior to the Closing, the Company, contained in this Agreement or in any Ancillary Agreement;

(iii) any Deficit Amount, Indebtedness of the Company or Unpaid Transaction Expenses, in each case, to the extent Purchaser did not receive a duplicate recovery therefor pursuant to Section 1.03(d);

(iv) except to the extent taken into account in the determination of Closing Working Capital as finally determined pursuant to Section 1.03(c), (A) all Taxes of the Company (or any predecessor thereof) (I) for any taxable period ending on or before the Effective Time, and (II) for the portion of any Straddle Period ending at the Effective Time (determined as provided in Section 5.03(b)); and (B) any failure to timely pay any and all Taxes required to be borne by Seller pursuant to Section 5.03(d);

(v) any demands or claims by holders or purported holders of securities of the Company or any other Person related to direct or indirect economic, voting or equity interests in the Company (including in respect of any options, warrants or other Contract rights) arising prior to the Effective Time or in connection with the consummation of the transactions contemplated by this Agreement;

(vi) any indemnification obligations owing by the Company to any past or present managers, directors, officers or Employees of the Company with respect to claims made against such past or present manager, director, officer or Employee to the extent related to events, omissions or activities occurring prior to the Effective Time; and

(vii) the matters set forth on Schedule 6.02(a)(vii) (such matters, the “Special Indemnity Matters”).

THIS INDEMNITY OBLIGATION IS INTENDED TO ALLOCATE LIABILITY FOR, WITHOUT LIMITATION, (I) ANY CLAIMS RESULTING FROM THE NEGLIGENCE OR ALLEGED NEGLIGENCE OF ANY PURCHASER INDEMNIFIED PARTY AND (II) STATUTORY AND COMMON LAW NEGLIGENCE AND STRICT LIABILITY CLAIMS AS WELL AS NEGLIGENCE, STRICT LIABILITY, AND ALL OTHER CLAIMS ARISING UNDER ENVIRONMENTAL LAW, INCLUDING CERCLA.

(b) From and after the Closing, Purchaser shall indemnify and hold Seller and its Affiliates, equity holders, directors, officers, employees, members, partners, agents, attorneys, representatives, successors, and permitted assigns (collectively, the “Seller Indemnified Parties” and together with the Purchaser Indemnified Parties, the “Indemnified Parties”) harmless from and against, and pay to the applicable Seller Indemnified Parties the amount of, any and all Losses based upon, attributable to or arising from:

(i) any inaccuracy in or breach of the representations or warranties of Purchaser contained in this Agreement or in any Ancillary Agreement; and

(ii) any breach or non-performance of any covenant, agreement or obligation of (A) Purchaser or (B) to the extent required to be performed following the Closing, the Company, contained in this Agreement or in any Ancillary Agreement.

(c) The waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or agreement, will not affect the right to indemnification or any other remedy based on such representations, warranties, covenants and agreements. A Party’s right to indemnification hereunder or any other remedy based on representations, warranties, covenants, and agreements in this Agreement, or in any Ancillary Agreement, shall not be affected by any investigation conducted at any time, or any Knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, by such Party or its Affiliates or representatives with respect to the accuracy or inaccuracy of, or compliance with, any such representation, warranty, covenant, or agreement.

6.03 Other Indemnification Provisions.

(a) Seller shall not be required to indemnify any Purchaser Indemnified Party under Section 6.02(a)(i) unless the aggregate amount of Losses the Purchaser Indemnified Parties are entitled to recover under this Article VI exceeds $50,000 (the “Deductible”) and then Seller shall be required to indemnify the applicable Purchaser Indemnified Parties, subject to Section 6.03(b), for the full amount of such Losses, irrespective of the Deductible limitation; provided, that this Section 6.03(a) shall not limit any recovery for Losses related to (i) the failure to be true and correct of any of the Fundamental Representations, or (ii) any claim arising out of any Fraud of Seller or the Company. Purchaser shall not be required to indemnify any Seller Indemnified Party under Section 6.02(b)(i) unless the aggregate amount of Losses the Seller Indemnified Parties are entitled to recover under this Article VI exceeds the Deductible and then Purchaser shall be required to indemnify the applicable Seller Indemnified Parties, subject to Section 6.03(b), for the full amount of such Losses, irrespective of the Deductible limitation; provided, that this Section 6.03(a) shall not limit any recovery for Losses related to (A) the failure to be true and correct of any of the Purchaser Fundamental Representations, or (B) any claim arising out of any Fraud of Purchaser.

(b) Seller shall not be required to indemnify any Purchaser Indemnified Party under Section 6.02(a)(i) for an aggregate amount of Losses exceeding an amount equal to $1,500,000 (the “Cap”); provided, that the Cap shall not apply with respect to Losses related to (i) the failure to be true and correct of any of the Fundamental Representations or (ii) any claim arising out of any Fraud of Seller or the Company. The aggregate amount of Losses recoverable hereunder by the Seller Indemnified Parties for indemnification pursuant to Section 6.02(b)(i) shall not exceed an amount equal to the Cap; provided, however, that such limitation shall not apply to Losses related to (A) the failure to be true and correct of any of the Purchaser Fundamental Representations, or (B) any claim arising out of any Fraud of Purchaser. Seller shall not be required to indemnify any Purchaser Indemnified Party under this Article VI for an aggregate amount of Losses exceeding an amount equal to the Purchase Price (the “Overall Cap”); provided that the Overall Cap shall not apply with respect to Losses related to any claim arising out of any Fraud of Seller or the Company.

(c) For purposes of determining the failure of any representations or warranties to be true and correct, the breach of any covenants or agreements, and calculating Losses hereunder, any materiality or Material Adverse Effect qualifications in the representations, warranties, covenants, and agreements contained herein that have the effect of limiting such representations, warranties, covenants or agreements shall be disregarded.

(d) Seller shall not have any right of contribution, subrogation, or other recourse against the Company or its directors, managers, officers, Employees, Affiliates, agents, attorneys, stockholders, members, representatives, assigns, or successors for any claims asserted by Purchaser Indemnified Parties, it being acknowledged that the covenants and agreements of Seller and the Company are solely for the benefit of the Purchaser Indemnified Parties.

(e) The amount of any Losses subject to indemnification under Section 6.02(a) shall be reduced by the amounts actually recovered by the Purchaser Indemnified Party under applicable insurance policies of the Company in effect as of immediately prior to the Closing with respect to such Losses (net of any Losses incurred in connection with such recovery) and if any Purchaser Indemnified Party receives such insurance proceeds after the settlement of any claim under Section 6.02(a), such Purchaser Indemnified Party shall refund to Seller the amount of such insurance proceeds that constitute a duplicate recovery, up to the amount received in connection with such claim (net of any Losses incurred in connection with such recovery).

6.04 Indemnity Payments; Right to Setoff.

(a) Any payment Seller is obligated to make to any Purchaser Indemnified Parties pursuant to Section 6.02(a) shall be paid (i) first, to the extent there is a sufficient amount of Indemnity Holdback Shares, by Purchaser reducing the Indemnity Holdback Shares by a number of shares equal to (i) the amount of the Losses in respect of such claim for indemnification, divided by (ii) the Purchaser Common Stock Price as of the Closing Date, and (ii) second, to the extent the amount of Indemnity Holdback Shares are insufficient to cover any remaining sums due, then the Seller shall pay all of such additional sums due and owing to the Purchaser Indemnified Parties by wire transfer of immediately available funds within five Business Days after the date of such notice.

(b) Without limiting any other rights or remedies available to it, Purchaser shall be entitled to offset any claim for a Loss by a Purchaser Indemnified Party pursuant to this Article VI or any payments due and payable to Purchaser pursuant to this Agreement (including Section 1.03(d)(i)) against payments payable by Purchaser to any Seller Indemnified Party under this Agreement (including any Earnout Amounts payable pursuant to Section 1.06).

6.05 Tax Treatment of Indemnity Payments. The Parties agree to treat any indemnity payment made pursuant to this Article VI as an adjustment to the Purchase Price for all Tax purposes to the extent permitted by applicable Law. If, notwithstanding the treatment required by the preceding sentence, any indemnification payment under this Article VII is determined to be taxable to the party receiving such payment by any taxing authority, the paying party shall also indemnify the party receiving such payment for any Taxes incurred by reason of the receipt of such payment and any Losses incurred by the party receiving such payment in connection with such Taxes (or any asserted deficiency, claim, demand, action, suit, proceeding, judgment or assessment, including the defense or settlement thereof, relating to such Taxes).

Article VII.

MISCELLANEOUS

7.01 Expenses. Except as otherwise expressly provided in this Agreement, Seller, on the one hand, and Purchaser, on the other hand, shall each bear their own expenses incurred in connection with the negotiation and execution of this Agreement and each other agreement, document and instrument contemplated by this Agreement and the consummation of the transactions contemplated hereby and thereby.

7.02 Specific Performance. Seller and the Company acknowledge and agree that a breach of this Agreement would cause irreparable damage to Purchaser and that, in the event of any such breach, Purchaser will not have an adequate remedy at Law. Therefore, the obligations of Seller under this Agreement shall be enforceable by a decree of specific performance issued by any court of competent jurisdiction, and appropriate injunctive relief may be applied for and granted in connection therewith. Such remedies shall, however, be cumulative and not exclusive and shall be in addition to any other remedies which any Party may have under this Agreement or otherwise.

7.03 Submission to Jurisdiction and Consent to Service of Process. The Parties hereby irrevocably submit to the exclusive jurisdiction of any federal or state court located within Tarrant County, Texas over any dispute arising out of or relating to this Agreement or any of the transactions contemplated hereby and each Party hereby irrevocably agrees that all claims in respect of such dispute or any suit, action or proceeding related thereto may be heard and determined in such courts. The Parties hereby irrevocably waive, to the fullest extent permitted by applicable Law, any objection which they may now or hereafter have to the laying of venue of any such dispute brought in such court or any defense of inconvenient forum for the maintenance of such dispute. Each of the Parties agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each of the Parties hereby consents to process being served by any Party in any suit, action or proceeding by delivery of a copy thereof in accordance with the provisions of Section 7.06.

7.04 Entire Agreement; Amendments and Waivers. This Agreement and the Ancillary Agreements represent the entire understanding and agreement between the Parties with respect to the subject matter hereof, supersede all prior oral discussions and written agreements between the Parties with respect to the subject matter hereof (including any term sheet or similar agreement or document relating to the transactions contemplated hereby), and can be amended, supplemented or changed, and any provision hereof can be waived, only by written instrument making specific reference to this Agreement signed by the Party against whom enforcement of any such amendment, supplement, modification or waiver is sought. No oral statements or prior written material not specifically incorporated in this Agreement shall be of any force and effect. The Parties represent and acknowledge that in executing this Agreement, the Parties did not rely, and have not relied, on any communications, promises, statements, inducements, or representation(s), oral or written, by any other Party, except as expressly contained in this Agreement. The Parties represent that they relied on their own judgment in entering into this Agreement. No action taken pursuant to this Agreement, including any investigation by or on behalf of any Party, shall be deemed to constitute a waiver by the Party taking such action of compliance with any representation, warranty, covenant or agreement contained herein. The waiver by any Party of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. A breach of this Agreement shall not preclude injunctive relief. No failure on the part of any Party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such Party preclude any other or further exercise thereof or the exercise of any other right, power or remedy, including injunctive relief. All remedies hereunder are cumulative and are not exclusive of any other remedies provided by Law or equity.

7.05 Governing Law; Waiver of Jury Trial.

(a) This Agreement shall be governed by and construed in accordance with the laws of the State of Texas applicable to contracts made and performed in such State, without reference to such State’s principles of conflict of laws.

(b) EACH PARTY HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION (I) ARISING UNDER THIS AGREEMENT OR (II) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES IN RESPECT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS RELATED HERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE. EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

7.06 Notices. All notices and other communications under this Agreement shall be in writing and shall be deemed given (a) when delivered personally by hand (with written confirmation of receipt), (b) when sent by, email or (c) one Business Day following the day sent by overnight courier (with written confirmation of receipt), in each case, at the following addresses (or to such other address as a Party may have specified by notice given to the other Party pursuant to this provision):

To Purchaser:		To Seller:

Sanara MedTech Inc.
1200 Summit Avenue, Suite 414		[*****]
Fort Worth, Texas 76102		[*****]
Attn:	Zach Fleming	Attn:	Ryan Phillips
Email:	zfleming@sanaramedtech.com	Email:	rphil84@me.com

with a copy to (which will not constitute notice):		with a copy to (which will not constitute notice):

Haynes and Boone, LLP		Winderweedle, Haines, Ward & Woodman, P.A.
2323 Victory Avenue, Suite 700		329 North Park Avenue, Suite 2
Dallas, Texas 75219		Winter Park, Florida 32790
Attn:	Matthew L. Fry	Attn:	Jeffrey Deery
	Brandon S. McCoy		Lionel Rubio
Email:	Matt.Fry@haynesboone.com	Email:	jdeery@whww.com
	Brandon.McCoy@haynesboone.com		lerubio@whww.com

7.07 Legal Counsel. Each Party represents and warrants that it has read and fully understands the terms and provisions of this Agreement, has had an opportunity to review this Agreement with legal counsel, and has executed this Agreement based upon such Party’s own judgment and advice of independent legal counsel (if sought).

7.08 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any Law or public policy, all other terms or provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, such provision shall be modified so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

7.09 Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. Nothing in this Agreement shall create or be deemed to create any third party beneficiary rights in any Person not a Party except as provided below or as otherwise expressly provided herein. No assignment of this Agreement or of any rights or obligations hereunder may be made by any Party (by operation of law or otherwise) without the prior written consent of the other Parties and any attempted assignment without the required consents shall be void; provided, that Purchaser may assign this Agreement and any or all rights or obligations hereunder (including Purchaser’s rights to purchase and receive the Membership Interests and to seek indemnification hereunder) to any Affiliate of Purchaser, any Person from which it has borrowed money or any Person to which Purchaser or any of its Affiliates proposes to sell all or substantially all of the equity interests or the assets of the Company. Upon any such permitted assignment, the references in this Agreement to Purchaser shall also apply to any such assignee unless the context otherwise requires.

7.10 Counterparts. This Agreement may be executed in multiple counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement. The Parties intend to treat as an original any document signed in connection with the transactions contemplated by this Agreement, including any counterpart to this Agreement or any related document that is delivered by electronic transmission, including by facsimile, .PDF, photo static copy, or otherwise.

7.11 Interpretive Matters. Unless otherwise expressly provided in this Agreement, for purposes of this Agreement, the following rules of interpretation shall apply:

(a) When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded. If the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day.

(b) The schedules (the “Schedules”) and exhibits (the “Exhibits”) attached to this Agreement and referred to herein are hereby incorporated and made a part hereof and are an integral part of this Agreement. Any capitalized terms used in any Schedule or Exhibit but not otherwise defined therein shall be defined as set forth in this Agreement. The Schedules shall be organized in parts corresponding to the numbering in the applicable Article with disclosures in each part specifically corresponding to or cross-referencing a particular Section and subsection of such Article. The disclosure of information on any Schedule will not be deemed to be disclosed on any other Schedule or to relate to any provision of the Agreement other than the particular Section or subsection to which such Schedule refers.

(c) References herein (i) to all accounting terms not otherwise defined herein have the meanings ascribed to them in accordance with GAAP; (ii) to Sections, Schedules and Exhibits mean the Sections of, and Schedules and Exhibits attached to, this Agreement; (iii) to an agreement, document or instrument means such agreement, document or instrument as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof, including by waiver or consent; (iv) to a specific Law, or to specific provisions of Laws means such Law or specific provisions of Laws as amended, modified or supplemented from time to time and in effect on the Closing Date and includes any successor comparable Laws in effect on the Closing Date or provisions of Laws thereto in effect on the Closing Date and any rules and regulations promulgated thereunder in effect on the Closing Date; (v) to a list, or any like compilation, means that the item referred to is complete and correct; (vi) to “any” means “any and all”; (vii) to the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation” and shall not be construed to limit any general statement that it follows to the special or similar items or matters immediately following it; (viii) to the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole (including the Schedules and Exhibits) and not merely to a subdivision in which such words appear unless the context otherwise requires; (ix) terms defined in this Agreement include the plural as well as the singular; (x) to “$” or “dollars” shall mean the legal tender of the United States; (xi) to the words “or,” “either” and “any” shall not be exclusive, but shall be used in the inclusive sense of “and/or,” and the words “will” and “will not” are expressions of command and not merely expressions of future intent or expectation; (xii) to the phrase “to the extent” means “the degree by which” and not “if,” and (xiii) to the word “Agreement,” means this Agreement as amended or supplemented, together with all Schedules and Exhibits.

(d) The phrase “Made Available” with respect to any information or document to be provided by the Company or Seller shall be deemed satisfied only if a true and complete copy of such information or document (for the avoidance of doubt, including all amendments, waivers, exhibits and schedules thereto) is available for Purchaser to download from the Scendia Biologics online data site maintained at Box.com on behalf of the Company by the close of business on the second Business Day immediately preceding the Closing Date and remains so available through the Closing Date.

7.12 Defined Terms. The terms defined in Exhibit A, whenever used herein, shall have the meanings set forth on Exhibit A for all purposes of this Agreement. The definitions on Exhibit A are incorporated into this Agreement as if fully set forth at length herein and all references to a section in such Exhibit A are references to such section of this Agreement.

* * * * *

[The remainder of this page is intentionally left blank; signature page follows.]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

PURCHASER:

Sanara MedTech Inc.

By:	/s/ Zachary B. Fleming
Name:	Zachary B. Fleming
Title:	Chief Executive Officer

SELLER:

/s/ Ryan Phillips
Ryan Phillips, individually

COMPANY:

Scendia Biologics, LLC

By:	/s/ Ryan Phillips
Name:	Ryan Phillips
Title:	President

Signature Page to Membership Interest Purchase Agreement

Exhibit A

Defined Terms

The definitions of terms capitalized and used throughout this Agreement are as follows:

“Accounting Principles” means GAAP and the sample calculation set forth on Exhibit B.

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by Contract or otherwise.

“Ancillary Agreements” means all other agreements, certificates and instruments which a Party executed in connection with, or is otherwise contemplated by, this Agreement

“Anti-Corruption Laws” means applicable Laws related to corruption and bribery, including the U.S. Foreign Corrupt Practices Act of 1977, as amended, and any other Law that prohibits bribery, corruption, fraud, or other improper payments.

“Business Day” means any day of the year other than a Saturday or Sunday or any day on which the Federal Reserve Bank of Dallas is closed.

“CARES Act” means the Coronavirus Aid, Relief, and Economic Security (CARES) Act of 2020 (Public Law 116-136).

“Cash” means all unrestricted cash and cash equivalents of the Company as of the Effective Time (without giving effect to any of the transactions contemplated hereby and excluding restricted cash and any cash held or maintained by the Company for the benefit of a third Person), as computed in accordance with the Accounting Principles. For the avoidance of doubt, Cash will be calculated net of issued but uncleared checks and drafts and inclusive of deposits in transit and may be negative.

“CERCLA” means the Comprehensive Environmental Response Compensation and Liability Act, as amended.

“Closing Cash Amount” means, as of the Effective Time, the aggregate amount of all Cash of the Company; provided, that the Closing Cash Amount shall (a) be calculated net of all issued but uncleared checks, wire transfers and drafts, but solely to the extent such checks, wire transfers and drafts are not otherwise reflected in the Closing Working Capital as a current liability or included in the Closing Debt Amount or Unpaid Transaction Expenses, and (b) include all checks, wire transfers and drafts deposited or available for deposit for the account of the Company, but solely to the extent such checks, wire transfers and drafts are not otherwise reflected in the Closing Working Capital as a current asset.

“Closing Debt Amount” means, as of the Effective Time (but immediately before taking into account the consummation of the transactions contemplated hereby), the aggregate amount of all Indebtedness of the Company.

“Closing Working Capital” means, as of the Effective Time, (a) the current assets of the Company, including 100% of the Specified Inventory (excluding Cash and any deferred income Tax assets), less (b) the current liabilities of the Company (excluding accrued interest on Indebtedness, deferred income Tax Liabilities and any other Liabilities included in the Indebtedness and/or Transaction Expenses of the Company), in each case, determined as of the Effective Time (without giving effect to any of the transactions contemplated hereby). The calculation of Closing Working Capital will be determined in accordance with the Accounting Principles.

“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Intellectual Property” mean all Intellectual Property rights used in connection with the Business.

“Company Technology” means all Technology owned by the Company.

“Confidential Information” means any information with respect to the Business, the Company or any Affiliate of the Company, including methods of operation, products, Technology, inventions, Trade Secrets, commercial secrets, know-how, software, marketing methods and sales plans and strategies, suppliers, competitors, markets, market surveys, techniques, research, development, production processes, finances, technical data, policies, strategies, designs, formulas, developmental or experimental work, improvements, discoveries, plans for research or future developments, database schemas or tables, infrastructure, development tools or techniques, training manuals, marketing, distribution and installation plans, processes and strategies, methodologies, business plans, budgets, financial information and data, customer and client information, prices and pricing strategies, costs, fees, customer and client lists and profiles, employee, customer and client nonpublic personal information, supplier lists, business records, audit processes, management methods and information, reports, recommendations and conclusions or other specialized information or proprietary matters; provided, however, that “Confidential Information” does not include, and there shall be no obligation hereunder with respect to, information that (a) is generally available to the public on the Closing Date or (b) becomes generally available to the public other than as a result of a disclosure not otherwise permissible hereunder.

“Contract” means any agreement, contract, lease, note, bond, mortgage, instrument, license, loan, indenture, purchase order or other arrangement, commitment, consensual obligation, promise or undertaking whether written or oral (whether express or implied).

“Employee” means any individual who is an employee, whether by contract, common law or otherwise, of the Company (which for all purposes shall include employees on a leave of absence or temporary layoff and employees leased by the Company from a third party).

“Environmental Claim” means any accusation, allegation, notice of violation, action, claim, suit, litigation, application, hearing, investigation, audit, citation, complaint, summons, writ, prosecution, proceeding, request for information, environmental Lien, demand, abatement, Order, direction (conditional or otherwise), or other proceeding (whether in contract, tort, or otherwise, whether at law, including common law, or in equity and whether civil, criminal, administrative, regulatory or investigative) by or before any Governmental Authority or any other Person relating to or arising from (a) any past or present environmental matter, including any non-compliance with or breach of any Environmental Laws or any Release of any Hazardous Material in, on, at, onto or under the Company Property, (b) any personal injury (including sickness, disease or death), damage to tangible or intangible property, damage to the Environment, nuisance, pollution, contamination, trespass or adverse effects on property, the Environment or Persons under any Environmental Laws or involving or in connection with any Hazardous Material, (c) any Environmental Costs and Liabilities, or (d) any legal obligations to undertake any Remedial Action.

“Environmental Costs and Liabilities” means any and all Losses (including the costs of any Remedial Action) arising from or under or resulting from or based upon (a) a Release or threatened Release of, or exposure to, any Hazardous Material arising or occurring in connection with the operation or activities of the Business, the Company Property, the assets or properties of the Company or with any act, omission or conduct of the Company or related to any property, facility, equipment or assets currently or formerly owned, occupied, operated or leased by the Company or any activities or operations thereof, (b) the transportation, storage, treatment, processing, abatement, remediation, removal, presence, generation, manufacturing, handling or disposal of Hazardous Materials by or on behalf of the Company or in connection with the Company Property, or other property, asset, facility, equipment or assets currently or formerly owned, operated, occupied, or leased by the Company or utilized in the conduct of the Business in violation of Environmental Laws or (C) any violation or alleged violation of any Environmental Laws or any Liability or alleged Liability under any Environmental Laws.

“Environmental Law” means any Law as now or hereafter in effect in any way relating to protection of human health and safety, public welfare, the environment, or natural resources, including those Laws relating to the storage, handling and use of chemicals, hazardous substances (as that term is defined by CERCLA), hazardous materials or waste materials of any kind, those relating to the generation, processing, treatment, storage, transport, disposal or other management of chemicals, hazardous substances (as that term is defined by CERCLA), hazardous materials or waste materials of any kind, those Laws relating to the Release, reporting, discharge, investigation, or remediation of waste materials, hazardous substances (as that term is defined by CERCLA), hazardous materials or waste materials of any kind, and those Laws relating to the protection of threatened or endangered species or environmentally sensitive areas. Environmental Law includes the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. § 9601 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. App. § 1801 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. § 6901 et seq.), the Clean Water Act (33 U.S.C. § 1251 et seq.), the Clean Air Act (42 U.S.C. § 7401 et seq.) the Toxic Substances Control Act (15 U.S.C. § 2601 et seq.), the Federal Insecticide, Fungicide, and Rodenticide Act (7 U.S.C. § 136 et seq.), and the Occupational Safety and Health Act (29 U.S.C. § 651 et seq.), and analogous foreign, federal, state or local Laws, as each has been amended as of the Closing and the regulations promulgated pursuant thereto.

“ERISA” means the U.S. Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that is or at any time preceding the date of this Agreement would have been treated as a “single employer” with the Company under Code Sections 414(b), (c), (m), or (o).

“Escrow Account” means the escrow account established by the Escrow Agent pursuant to the terms of the Escrow Agreement for purposes of holding the Working Capital Escrow Amount.

“Escrow Agent” means Citibank, N.A.

“Existing Customer Accounts” means, collectively, the Existing Customer Accounts set forth on Exhibit C.

“Fraud” means common law fraud under applicable Laws.

“Fundamental Representations” means the representations and warranties set forth in Sections 2.01 (authorization of agreement), 2.03 (ownership and transfer of the membership interests), 2.05 (brokers’ fees and commissions), 3.01 (organization and good standing), 3.02 (authorization and agreement), 3.03 (conflicts; consents of third parties), 3.04 (capitalization), 3.09 (title to assets; tangible personal property) 3.10 (real property) 3.12 (taxes), 3.13(a) (compliance with laws; permits), 3.15 (intellectual property; data security; privacy) and 3.18 (environmental matters).

“GAAP” means generally accepted accounting principles in the United States as of the date hereof.

“Governmental Authority” means any federal, national, state, provincial, territorial, municipal, local or other governmental, quasi-governmental, regulatory or administrative authority, body, division, bureau, department, agency, ministry, board or commission or other subdivision thereof or any court, tribunal, administrative hearing body or judicial or arbitral body exercising any executive, legislative, judicial, regulatory, Tax or administrative function of or pertaining to government.

“Hazardous Material” means any solid, liquid, gas, emission, odor, heat, sound, vibration, radiation, chemical, material, compound, substance, element, noise, dust, smoke, emission, particulate or any derivative or combination of the foregoing that may impair or adversely affect the Environment, injure or damage property or plant or animal life or harm, impair or adversely affect the enjoyment of property or the health of any individual and includes any waste, narcotics, chemicals, asbestos containing material, mold, petroleum compounds, urea formaldehyde, polychlorinated biphenyls, greenhouse gases, that class of chemicals referred to as per- and polyfluoroalkyl substances, and any substance, compound or derivative defined, regulated, prohibited, prescribed, limited or prohibited by a Governmental Authority under any Environmental Laws or otherwise characterized under or pursuant to any Environmental Laws as “hazardous”, “deleterious”, “dangerous”, “waste”, “toxic”, “pollutant”, “contaminant”, “harmful” or words of similar meaning.

“Indebtedness” of any Person means, without duplication: (a) the principal, accreted value, accrued and unpaid interest, prepayment and redemption premiums or penalties (if any), unpaid fees or expenses and other monetary obligations in respect of (i) indebtedness of such Person for money borrowed and (ii) indebtedness evidenced by notes, debentures, bonds or other similar instruments, the payment of which such Person is responsible or liable for (including any seller notes, deferred purchase price obligations or earnout obligations issued or entered into in connection with any acquisition undertaken by such Person); (b) all obligations of such Person issued or assumed as the deferred purchase price of property or services, all conditional sale obligations of such Person and all obligations of such Person under any title retention agreement (even though the rights and remedies of seller or lender under such agreement in the event of default are limited to the repossession or sale of such property) (but excluding, as applicable, trade accounts payable and other accrued current Liabilities to the extent taken into account in calculation Closing Working Capital, other than the current Liability portion of any indebtedness for borrowed money); (c) all obligations of such Person under leases required to be capitalized in accordance with GAAP; (d) all obligations of such Person, contingent or otherwise, for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction; (e) all obligations of such Person under interest rate, currency swap or other hedging transactions (valued at the termination value thereof); (f) all monies and deposits received in advance; (g); all customer overpayments or credits; (h) all obligations for deferred compensation arrangements (to the extent not considered a Transaction Expense); (i) all obligations under surety bonds; (j) all obligations of the type referred to in clauses (a) through (i) of any Persons, the payment of which such Person is responsible or liable for, directly or indirectly, as obligor, guarantor, surety or otherwise, including guarantees of such obligations; and (k) all obligations of the type referred to in clauses (a) through (j) of such Person or of any other Person secured by (or for which the holder of such obligations has an existing right, contingent or otherwise, to be secured by) any Lien on any property or asset of such Person, whether or not such obligation is assumed by such Person.

“Independent Contractor” means a Person providing services to the Company on the Closing Date who is not an Employee.

“Intellectual Property Licenses” means (a) any grant by the Company to another Person of any right relating to or under any Intellectual Property and (b) any grant by another Person to the Company of any right relating to or under any third Person’s Intellectual Property.

“Intellectual Property” means all worldwide intellectual property, and all rights, title and interest arising therefrom or in respect thereof, including the following: (a) all patents and applications therefor (collectively, “Patents”); (b) all trademarks, service marks, trade names, service names, brand names, trade dress, logos and Internet domain names, together with the goodwill associated with any of the foregoing, and all applications and registrations thereof (collectively, “Marks”); (c) all copyrights, works of authorship and registrations and applications thereof, including Software (collectively, “Copyrights”); (d) all trade secrets and know-how, including any material and manufacturing specifications, drawings, designs, methods, processes and formulations, in all cases whether patentable or not (collectively, “Trade Secrets”); (e) any reissues, continuations (including continuations-in-part), extensions, renewals, divisionals or amendments of any Patents, Marks, or Copyrights and any other applications or registrations relying on applicable Patents, Marks, or Copyrights for priority; and (f) any other proprietary, intellectual or industrial property rights of any kind or nature.

“IRS” means the United States Internal Revenue Service and, to the extent relevant, the U.S. Department of the Treasury.

“Knowledge” means, with respect to any Person that is not an individual, the knowledge after due inquiry of any of such Person’s and its Affiliates’ directors, managers, executive officers and all other offices and managers having responsibility relating to the applicable matter, or, in the case of an individual, knowledge of such individual after due inquiry. Notwithstanding the foregoing, references to “Knowledge of Seller” in Article III shall include the Knowledge of the Company and the Knowledge of Seller.

“Law” means any foreign, federal, state, provincial, territorial, or local law (including common law or law in equity), statute, code, ordinance, rule, regulation, order, by-law, treaty, code, rule, judgment, Order or other requirement applicable to that Person, property, transaction, event or other matter, whether or not having the force of law, and including all applicable requirements, requests, demands, rules, consents, approvals, authorizations, guidelines, practices and policies of any Governmental Authority having or purporting to have authority over that Person, property, transaction, facility, equipment, event or other matter and regarded by such Governmental Authority as requiring compliance.

“Legal Proceeding” means any judicial, administrative or arbitral action, suit, mediation, charge, investigation, inquiry, proceeding, demand, complaint or claim (including any counterclaim) by or before a Governmental Authority.

“Liability” means any debt, Loss, damage, adverse claim, fine, penalty, liability or obligation (whether direct or indirect, known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, matured or unmatured, determined or determinable, disputed or undisputed, liquidated or unliquidated, or due or to become due, and whether in contract, tort, strict liability or otherwise), and including all costs and expenses relating thereto including all fees, disbursements and expenses of legal counsel, experts, engineers and consultants and costs of investigation.

“Lien” means any lien, encumbrance, pledge, mortgage, hypothecation, deed of trust, security interest, claim, lease, charge, option, prior assignment, claim, lease, sublease, right to possession, charge, option, warrant, right of first refusal, easement, servitude, proxy, voting trust or agreement, transfer restriction under any equity holder or similar agreement, encumbrance or any other restriction or limitation whatsoever, which affects, by way of a conflicting ownership interest or otherwise, the right, title or interest in or to any particular property, including any Contract granting any of the foregoing other than Permitted Liens.

“Material Adverse Effect” means any result, occurrence, fact, change, event or effect (whether or not constituting a breach of a representation, warranty or covenant set forth in this Agreement) that, individually or in the aggregate with any such other results, occurrences, facts, changes, events or effects, (a) had or could reasonably be expected to have an adverse effect on the historical or near-term or long-term projected business, operations, prospects, assets, liabilities, condition (financial or otherwise) or results of operations (including EBITDA or cash flow) of the Company or the Business, (b) had or could reasonably be expected to have an adverse effect on the value of the Company, the Business or the assets or properties of the Company, (c) prevents or materially impairs or delays, or could reasonably be expected to prevent or materially impair or delay, the ability of the Company to consummate the transactions contemplated by this Agreement or perform its duties under this Agreement or the Ancillary Agreements, or (d) is or could reasonably be expected to be materially adverse to the ability of Purchaser to operate the Business immediately after the Closing substantially in the manner as the Business was operated immediately prior to the Closing. For the avoidance of doubt, the terms “material,” “materially” and “materiality” as used in this Agreement with an initial lower case “m” shall have their respective customary and ordinary meanings, without regard to the meaning ascribed to the term Material Adverse Effect.

“Material Certifications” means all customer and reseller certifications and/or approvals which are material to its business as presently conducted and as presently intended to be conducted.

“Nasdaq” means The Nasdaq Stock Market LLC.

“Order” means any order, injunction, judgment, decree, ruling, decision, direction, award, writ, grant of equitable relief, assessment or arbitration award of any Governmental Authority.

“Ordinary Course of Business” means the ordinary and usual course of normal day-to-day operations of the business of the Company through the date hereof consistent with past practice.

“Permits” means all permits, licenses, certificates, certifications, accreditations, qualifications, authorizations, approvals, registrations and similar privileges or rights held or used by the Company and all rights and incidents of interest therein.

“Permitted Liens” means (a) statutory Liens for current Taxes, assessments or other governmental charges not yet due and payable, or the amount or validity of which is being contested in good faith by appropriate proceedings, provided, that an appropriate reserve has been established therefor in the Financial Statements in accordance with GAAP, (b) mechanics’, carriers’, workers’ and repairers’ Liens arising or incurred in the ordinary course of business out of an agreement between the Company and the party filing such Lien that are not material to the business, operations and financial condition of the property so encumbered and that are not resulting from a breach, default or violation by the Company of any Contract or Law and (c) zoning, entitlement and other land use and environmental regulations by any Governmental Authority, provided, that such regulations (i) have not been violated, (ii) do not materially adversely affect the Company’s operation of the Business from such lands or the continued use of the real property to which they relate and (iii) do not affect the marketability of the real property to which they relate.

“Person” means any individual, corporation, limited liability company, partnership, firm, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental Authority or other entity.

“Plans” means (a) all “employee benefit plans” as defined by Section 3(3) of ERISA, all specified fringe benefit plans as defined in Section 6039D of the Code and all other incentive compensation, deferred compensation, profit sharing, stock option, stock appreciation right, stock bonus, stock purchase, employee stock ownership, savings, severance, supplemental unemployment, layoff, salary continuation, retirement, pension, health, life insurance, dental, disability, accident, group insurance, vacation, holiday, sick leave, fringe benefit or welfare plans, and any other employee compensation or benefit plan, agreement, policy, practice, commitment, Contract or understanding (whether qualified or nonqualified, written or unwritten, or subject to ERISA), and any trust, escrow or other agreement related thereto, which currently is sponsored, established, maintained or contributed to or required to be contributed to by the Company or for which the Company has any Liability, contingent or otherwise, and (b) all “multiemployer plans,” as that term is defined in Section 4001 of ERISA and all “employee benefit plans” (as defined in Section 3(3) of ERISA) that are subject to Title IV of ERISA or Section 412 of the Code which the Company or any ERISA Affiliate has maintained or contributed to or been required to contribute to at any time prior to the Closing Date or with respect to which the Company or any ERISA Affiliate has any Liability, contingent or otherwise.

“Privacy Requirements” means all federal or state Laws and requirements in Contracts relating to the use, disclosure, storage, maintenance, transmission, encryption, access to or privacy or security of, “personally identifiable information,” “personal data”, “sensitive personal information” or “personal information” or any other information that, whether on its own or together with any other information, could be used to identify, contact or locate any individual; and the Company’s and its Affiliates’ internal and external-facing privacy and data protection policies and procedures.

“Purchaser Common Stock” means the Common Stock, $0.001 par value, of Purchaser (trading on the Nasdaq stock exchange under the trading symbol SMTI).

“Purchaser Common Stock Price” means $20.57.

“Purchaser Fundamental Representations” means the representations and warranties set forth in Sections 4.01 (organization of purchaser), 4.02 (authorization), 4.03(a) (conflicts) and 4.05 (financial advisors).

“Purchaser SEC Documents” means each annual and quarterly report and registration statement filed by Purchaser with the SEC since December 31, 2021, and prior to the date hereof.

“Release” means any releasing, spilling, emitting, leaking, pumping, pouring, dumping, emptying, injecting, depositing, disposing, discharging, dispersing, leaching, spraying, abandoning, throwing, placing, exhausting, emptying, escaping or migrating of a Hazardous Material into, onto, at, under or from the Environment under any circumstance, and when used as a noun has a like meaning.

“Remedial Action” means any action, including any expenditures, required by any Environmental Laws or voluntarily undertaken to (a) inspect, investigate, remediate, mitigate, prevent, restore, monitor, clean up, remove, treat, or in any other way address any Hazardous Material, (b) prevent the Release or threat of Release, or minimize or mitigate the further Release of any Hazardous Material including its continuing migration whether surface or subsurface, (c) perform any sampling, studies, inspections, investigations or monitoring with respect to any Hazardous Material or (d) bring the Company Property, any other property, facility or equipment owned, operated, occupied or leased by the Company, the operations or activities conducted thereon and the assets or properties of the Company into compliance with Environmental Laws.

“SEC” means the United States Securities and Exchange Commission.

“Software” means all (a) software, computer programs, applications, systems and code, including algorithms, models, methodologies, program interfaces, source code, object code and executable code, (b) Internet and intranet websites, databases and compilations, including data and collections of data, whether machine-readable or otherwise, (c) development and design tools, utilities, libraries and compilers, (d) technology supporting websites, user interfaces, and the contents and audiovisual displays of websites, and (e) media, documentation and other works of authorship, including forms, user manuals, support, maintenance and training materials, relating to or embodying any of the foregoing or on which any of the foregoing is recorded.

“Specified Inventory” means, as of the Effective Time, all of the ALLOCYTE™ and TEXAGEN™ inventory of the Company

“Target Working Capital” means $1,618,000.

“Tax” or “Taxes” means (i) any federal, state, local, or foreign taxes, charges, fees, imposts, levies or other assessments, including all income, gross receipts, capital, sales, use, goods and services, harmonized sales, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property, escheat and estimated taxes, customs duties, fees, assessments and charges of any kind whatsoever; (ii) any interest, penalties, fines, additions to tax or additional amounts imposed by any Taxing Authority in connection with any item described in clause (i); and (iii) any Liability in respect of any items described in clauses (i) and/or (ii) payable by reason of Contract, assumption, transferee liability, operation of law, Treasury Regulation Section 1.1502-6(a) (or any predecessor or successor thereof or any analogous or similar provision of Law) or otherwise.

“Tax Return” means any return, report or statement required to be filed with respect to any Tax (including any elections, declarations, schedules or attachments thereto, and any amendment thereof) including any information return, claim for refund, amended return or declaration of estimated Tax, and including, where permitted or required, combined, consolidated or unitary returns for any group of entities that includes the Company or any of its Affiliates.

“Taxing Authority” means the Internal Revenue Service and any other Governmental Authority responsible for the administration of any Tax.

“Technology” means, collectively, Software, information, programming content and data, designs, source code, formulae, algorithms, procedures, methods, techniques, ideas, know-how, research and development, technical data, tools, specifications, processes, inventions (whether patentable or unpatentable and whether or not reduced to practice), apparatus, creations, improvements, works of authorship and other similar materials, and all recordings, graphs, drawings, reports, analyses, and other writings and registered domain names, website pages and other website development, and other tangible embodiments of the foregoing, in any form whether or not specifically listed herein, and all related technology.

“Transaction Expenses” means all (whether or not accrued) fees or other payments or obligations owed to third parties by Seller or the Company (including those fees, expenses, payments and obligations incurred by the Company on behalf of Seller), incurred on or prior to the Closing date and arising from or in connection with the negotiation, preparation, execution, delivery and performance of this Agreement, the transactions contemplated hereby, and any due diligence requests or activity related to such transactions, including (a) financial advisors’, attorneys’, accountants’ and other professional fees and expenses, (b) any and all payments arising from retention, severance, “stay,” sale, transaction or sign-on bonuses as well as any deferred compensation payable to Employees and any other similar payments to Employees and representatives, including the Company’s portion of employment and similar Taxes associated with any such items, and (c) any and all fees, expenses, break costs (including costs calculated based on difference in swap and current rates) payments or other costs related to the termination of any swap agreements, derivative transactions, or similar arrangements. For purposes of clarification, Transaction Expenses shall not include any fees or other payments or obligations owed to third parties by Purchaser or otherwise incurred by Purchaser (including those fees, expenses, payments and obligations incurred by Purchaser on behalf of the Company), arising from or in connection with the negotiation, preparation, execution, delivery and performance of this Agreement, the transactions contemplated hereby, and any due diligence requests or activity related to such transactions, including without limitation, Purchaser’s preparation of the Adjustment Statement.

“Treasury Regulations” means the regulations promulgated under the Code.

“Unpaid Transaction Expenses” means the amount of Transaction Expenses that remain unpaid as of the Closing.

“Working Capital Escrow Account” means the escrow account established by the Escrow Agent pursuant to the terms of the Escrow Agreement for purposes of holding the Working Capital Escrow Amount.

“Working Capital Escrow Amount” means $350,000.

Terms Defined Elsewhere in this Agreement. For purposes of this Agreement, the following terms have the meanings set forth in the Sections indicated:

Term	Section
Adjusted Cash Payment	1.03(d)
Adjustment Statement	1.03(b)
Agreement	Preamble
Balance Sheet Date	3.06(a)
Business	Recitals
Cap	6.03(b)
Closing	1.04
Closing Cash Payment	1.02(h)
Closing Date	Preamble
Company	Preamble
Company Documents	3.02
Company Marks Company Permits	5.04 3.13(b)
Company Property	3.10(a)
Deductible	6.03(a)
Deficit Amount	1.03(d)(i)
Effective Time	1.04
Escrow Agreement	1.05(a)(xii)
Estimated Closing Cash Amount	1.03(a)
Estimated Closing Debt Amount	1.03(a)
Estimated Closing Statement	1.03(a)
Estimated Closing Working Capital	1.03(a)
Estimated Unpaid Transaction Expenses	1.03(a)
Exhibits	7.12(b)
Final Amounts	1.03(c)

Term	Section
Final Closing Cash Amount	1.03(c)
Final Closing Debt Amount	1.03(c)
Final Closing Working Capital	1.03(c)
Final Unpaid Transaction Expenses	1.03(c)
Financial Statements	3.06(a)
General Survival Period	6.01
Indemnified Parties	6.02(b)
Independent Accountant	1.03(c)
Interim Financial Statements	3.06(a)
Loss and Losses	6.02(a)
Material Contracts	3.11
Membership Interests	Recitals
Occurrence Policies	5.06(a)
Organizational Documents	1.06(a)(iv)
Overall Cap	6.03(b)
Party or Parties	Preamble
Payoff Letters	1.05(a)(ii)
Proposed Amounts	1.03(b)
Purchase Price	1.02
Purchaser	Preamble
Purchaser Documents	4.02
Purchaser Indemnified Parties	6.02(a)
Qualified Plan	3.20(a)
Real Property Leases	3.10(a)
Related Persons	3.17
Restricted Business	5.01(a)
Restricted Period	5.01(a)
Sale Transaction	1.01
Schedules	7.12(b)
Seller	Preamble
Seller Documents	2.01
Seller Indemnified Parties	6.02(b)
SNDA Agreement	1.06(a)(viii)
Straddle Period	5.03(b)
Surplus Amount	1.03(d)(ii)
Survival Period	6.01
Tax Claim	5.03(c)
Transfer Taxes	5.03(d)
Unresolved Claims	6.04(b)(ii)
WARN ACT	3.24(d)

INDEX OF EXHBITS

Exhibit A Defined Terms

Exhibit B Sample Calculation of Closing Working Capital

Exhibit C Existing Customer Accounts

INDEX OF SCHEDULES

Schedule 1.03(a) Purchase Price Adjustment

Schedule 2.02(b) Seller Third Party Consents

Schedule 2.05 Seller Brokers

Schedule 3.01 Jurisdictions

Schedule 3.03(a) Conflicts

Schedule 3.03(b) Third Party Consents

Schedule 3.04(a) Capitalization

Schedule 3.04(b) Rights in Equity

Schedule 3.04(d) Indebtedness; Obligations for Reimbursement

Schedule 3.07 Absence of Certain Developments

Schedule 3.08(1) Legal Proceedings

Schedule 3.08(2) Orders

Schedule 3.10(a) Real Property

Schedule 3.11(a) Material Contracts

Schedule 3.12(a) Taxes

Schedule 3.14 Financial Advisors

Schedule 3.15(a) Intellectual Property

Schedule 3.15(b) Ownership of Intellectual Property

Schedule 3.15(d) Intellectual Property Payments

Schedule 3.16(a) Accounts Receivable

Schedule 3.16(b) Accounts Payable

Schedule 3.18 Environmental Matters

Schedule 3.19(a)(i) Significant Customers

Schedule 3.19(a)(ii) Significant Customers Terminations

Schedule 3.19(b) Significant Suppliers

Schedule 3.20(a) Employee Benefit Plans

Schedule 3.21(a)(1) Employee Census

Schedule 3.21(a)(2) Independent Contractors

Schedule 4.06 Purchaser Financial Advisors

Schedule 6.02(a)(vii) Specially Identified Items of Indemnification